EXHIBIT 10.21

THIRD AMENDED AND RESTATED REVOLVING CREDIT AGREEMENT
Dated as of February 15, 2018
among
WESTERN GAS PARTNERS, LP,
as Borrower,
WELLS FARGO BANK, NATIONAL ASSOCIATION,
as Administrative Agent,
THE BANK OF TOKYO-MITSUBISHI UFJ, LTD., CITIBANK, N.A.,
MIZUHO BANK, LTD., PNC BANK, NATIONAL ASSOCIATION AND
U.S. BANK NATIONAL ASSOCIATION,
as Syndication Agents,
BANK OF MONTREAL, BARCLAYS BANK PLC,
BRANCH BANKING AND TRUST COMPANY,
CAPITAL ONE, NATIONAL ASSOCIATION,
CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH,
DEUTSCHE BANK AG NEW YORK BRANCH, MORGAN STANLEY BANK, N.A., ROYAL BANK OF CANADA, THE BANK OF NOVA SCOTIA, AND
THE TORONTO-DOMINION BANK, NEW YORK BRANCH,
as Documentation Agents
and
THE LENDERS PARTY HERETO

WELLS FARGO SECURITIES, LLC,
THE BANK OF TOKYO-MITSUBISHI UFJ, LTD.,
CITIGROUP GLOBAL MARKETS INC., MIZUHO BANK, LTD.,
PNC CAPITAL MARKETS LLC AND U.S. BANK NATIONAL ASSOCIATION
Joint Lead Arrangers and Joint Bookrunners

i

ii

Annex I	(List of Commitments)
Annex II	(Maximum LC Issuance Amounts)

Schedule I	(Pricing Schedule)
Schedule II	(Affiliate Agreements)
Schedule III	(Existing Letters of Credit)

Exhibit A	(Form of Note)
Exhibit B	(Form of Assignment and Assumption)
Exhibit C	(Form of Notice of Commitment Increase)
Exhibit D-1	(Form of U.S. Tax Certificate for Foreign Lenders That Are Not Partnerships)
Exhibit D-2	(Form of U.S. Tax Certificate for Foreign Participants That Are Not Partnerships)
Exhibit D-3	(Form of U.S. Tax Certificate for Foreign Participants That Are Partnerships)
Exhibit D-4	(Form of U.S. Tax Certificate for Foreign Lenders That Are Partnerships)

iii

This THIRD AMENDED AND RESTATED REVOLVING CREDIT AGREEMENT is made as of February 15, 2018 (the “Effective Date”), by and among WESTERN GAS PARTNERS, LP, a limited partnership organized under the laws of the State of Delaware (the “Borrower”), WELLS FARGO BANK, NATIONAL ASSOCIATION, individually and as Administrative Agent (herein, together with its successors in such capacity, the “Administrative Agent”), THE BANK OF TOKYO-MITSUBISHI UFJ, LTD., CITIBANK, N.A., MIZUHO BANK, LTD., PNC BANK, NATIONAL ASSOCIATION and U.S. BANK NATIONAL ASSOCIATION, as Syndication Agents (herein, together with their respective successors and assigns in such capacity, each a “Syndication Agent”), BANK OF MONTREAL, BARCLAYS BANK PLC, BRANCH BANKING AND TRUST COMPANY, CAPITAL ONE, NATIONAL ASSOCIATION, CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH, DEUTSCHE BANK AG NEW YORK BRANCH, MORGAN STANLEY BANK, N.A., ROYAL BANK OF CANADA, THE BANK OF NOVA SCOTIA, and THE TORONTO-DOMINION BANK, NEW YORK BRANCH, as Documentation Agents (herein, together with their respective successors and assigns in such capacity, each a “Documentation Agent”), and each of the Lenders that is a signatory hereto or which becomes a party hereto pursuant to Section 2.09 or Section 10.04, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption (individually, together with its successors and assigns, each a “Lender” and collectively, the “Lenders”).
WHEREAS, the Borrower, the lenders party thereto, the Administrative Agent and the other parties thereto entered into the Existing Revolving Credit Agreement (as defined below); and
WHEREAS, the Borrower has requested and the Lenders have consented to the amendment and restatement of the Existing Revolving Credit Agreement, and the renewal and extension of all obligations and Indebtedness thereunder.
NOW THEREFORE, in consideration of the mutual covenants and agreements contained herein, the parties hereto agree that the Existing Revolving Credit Agreement is amended and restated as follows:
ARTICLE I
DEFINITIONS AND ACCOUNTING TERMS
Section 1.01    Defined Terms. As used in this Agreement, and unless the context otherwise requires, the following terms shall have the meanings set out respectively after each:
“Acquired Indebtedness” — (i) with respect to any Person that becomes a Subsidiary after the Effective Date as the result of an Acquisition, Indebtedness of such Person and its Subsidiaries (including, for the avoidance of doubt, Indebtedness incurred in the ordinary course of such Person’s business to acquire assets used or useful in its business) existing at the time such Person becomes a Subsidiary that was not incurred in connection with, or in contemplation of, such Person becoming a Subsidiary and (ii) with respect to the Borrower or any Subsidiary, any Indebtedness of a Person (including, for the avoidance of doubt, Indebtedness incurred in the ordinary course of such Person’s business to acquire assets used or useful in its business), other than the Borrower or a Subsidiary, existing at the time such Person is merged with or into the Borrower or a Subsidiary, or Indebtedness expressly assumed by the Borrower or any Subsidiary in connection with the acquisition of an asset or assets from such Person, which Indebtedness was not, in any case, incurred by such other Person in connection with, or in contemplation of, such merger or acquisition.
“Acquisition” — the acquisition by any Person, in a single transaction or in a series of related transactions, of property or assets (other than capital expenditures in the ordinary course of business) of, or of a business unit or division of, another Person or at least a majority of the Equity Interests having ordinary voting power for the election of directors, managing general partners or the equivalent of another Person, in each case whether or not involving a merger or consolidation with such other Person and whether for cash, property, services, assumption of Indebtedness, securities or otherwise.
“Administrative Agent” — as defined in the preamble hereof.
“Administrative Questionnaire” — an Administrative Questionnaire in a form supplied by the Administrative Agent.
“Affected Loans” — as defined in Section 2.18.
“Affiliate” — with respect to any Person, another Person that directly or indirectly (through one or more intermediaries) Controls or is Controlled by or is under common Control with the Person specified.
“Agent Parties” — as defined in Section 10.01(d).
“Agents” — each of the Administrative Agent, the Syndication Agents and the Documentation Agents.
“Agreement” — this Third Amended and Restated Revolving Credit Agreement, as the same may from time to time be amended, modified, supplemented or restated.
“Alternate Base Rate” — for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus ½ of 1% and (c) the LIBO Rate for a one month Interest Period plus 1%; each change in the Alternate Base Rate shall take effect simultaneously with the corresponding change or changes in the Prime Rate, the Federal Funds Effective Rate or the LIBO Rate (provided that clause (c) shall not be applicable to the extent Majority Lenders reasonably determine that circumstances described in Section 2.17(a) or (b) exist).
“Alternate Base Rate Loans” — Revolving Loans hereunder at all times when they bear interest at a rate based upon the Alternate Base Rate.
“Anadarko” — Anadarko Petroleum Corporation, a Delaware corporation.
“Anti-Corruption Laws” —the United States Foreign Corrupt Practices Act of 1977, the rules and regulations thereunder, and all other laws, rules, and regulations concerning or relating to bribery or corruption in effect in jurisdictions in which the Borrower and its Subsidiaries operate or conduct business.

“Applicable Percentage” — with respect to any Lender, the percentage of the total Commitments represented by such Lender’s Commitment. If the Commitments of all Lenders have terminated or expired, the Applicable Percentage shall be determined based upon such Lender’s percentage of outstanding Revolving Loans and LC Exposure.
“Arrangers” — Wells Fargo Securities, LLC, The Bank of Tokyo-Mitsubishi UFJ, Ltd., Citigroup Global Markets Inc., Mizuho Bank, Ltd., PNC Capital Markets LLC, and U.S. Bank National Association, in their respective capacities as joint lead arrangers and joint bookrunners hereunder.
“Assignment and Assumption” — an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 10.04), and accepted by the Administrative Agent, in substantially the form of Exhibit B or any other form approved by the Administrative Agent.
“Bail-In Action” — the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.
“Bail-In Legislation” — with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.
“Base Rate Margin” — a rate per annum determined in accordance with the Pricing Schedule.
“Board” — the Board of Governors of the Federal Reserve System.
“Board of Directors” — with respect to a Person, the board of directors or other governing body of such Person.
“Borrower” — Western Gas Partners, LP, a Delaware limited partnership, or permitted successor and assigns under Section 10.04.
“Borrowing” — (a) Loans of the same Type, made, converted or continued on the same date and, in the case of Eurodollar Loans, as to which a single Interest Period is in effect or (b) a Swingline Loan.
“Borrowing Date” — each Business Day specified in a notice pursuant to Section 2.03 as a date on which the Borrower requests (or is deemed to have requested) the Lenders to make Loans.
“Borrowing Request” — a request by the Borrower for a Borrowing in accordance with Section 2.03.
“Business Day” — any day that is not a Saturday, Sunday or other day on which commercial banks in New York City, New York are authorized or required by law to remain closed; provided that when used in connection with a Eurodollar Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in Dollar deposits in the London interbank market.
“Capital Lease” — as applied to any Person, any lease of any property (whether real, personal or mixed) by that Person as lessee that, in accordance with GAAP, is required to be accounted for as a capital lease on the balance sheet of that Person.
“Change in Law” — the occurrence, after the Effective Date, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any applicable law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted, implemented or issued.
“Change of Control” — (a) Anadarko shall cease to, directly or indirectly, Control the General Partner, or (b) the General Partner shall cease to either be or Control the sole general partner of the Borrower.
“CI Lender” — as defined in the definition of “Notice of Commitment Increase”.
“Code” — the Internal Revenue Code of 1986, as amended from time to time.
“Commission” — the Securities and Exchange Commission, as from time to time constituted, created under the Securities Exchange Act of 1934, or, if at any time after the execution of this Agreement such Commission is not existing and performing the duties now assigned to it, then the body performing such duties at such time.
“Commitment” — with respect to each Lender, the commitment of such Lender to make Revolving Loans pursuant to Section 2.01 and to acquire participations in Letters of Credit and Swingline Loans pursuant to Section 2.05 and Section 2.22, respectively, in each case, during the Revolving Period, expressed as an amount representing the maximum aggregate amount of such Lender’s Credit Exposure hereunder, as such commitment may be modified from time to time pursuant to Section 2.06, Section 2.09, Section 8.01 or Section 10.04. The initial amount of each Lender’s Commitment is set forth on Annex I hereto, in the Assignment and Assumption pursuant to which such Lender shall have assumed its Commitment or in Annex I to the Notice of Commitment Increase, as applicable. The aggregate amount of the Commitments on the Effective Date is $1,500,000,000.
“Commitment Increase” — as defined in Section 2.09(a).

“Commitment Increase Effective Date” — as defined in Section 2.09(a)(iii).
“Communications” — as defined in Section 10.01(d).
“Consenting Lenders” — as defined in Section 2.24(b).
“Consolidated EBITDA” — for any period, an amount equal to Consolidated Net Income for such period plus (1) to the extent deducted in determining Consolidated Net Income for such period, the aggregate amount of (a) taxes based on or measured by income, (b) Consolidated Interest Expense, (c) depreciation and amortization expenses and (d) non-cash equity-based or similar non-cash incentive-based awards or arrangements, non-cash compensation expense or costs, including any such non-cash charges arising from stock options, restricted stock grants or other non-cash equity incentive grants and (2) net proceeds from sales and purchases of natural gas and natural gas liquids under fixed price agreements with Anadarko not otherwise treated as income under GAAP; provided that, at the Borrower’s option, and subject to the approval of the Administrative Agent (such approval not to be unreasonably withheld or delayed), Consolidated EBITDA shall be calculated by giving effect to Material Project EBITDA Adjustments.
“Consolidated Indebtedness” — at any time, the Indebtedness of the Borrower and its Subsidiaries, determined on a consolidated basis as of such time in accordance with GAAP.
“Consolidated Interest Expense” — for any period, the sum (determined without duplication) of the aggregate gross interest expense (excluding, for the avoidance of doubt, any interest income) of the Borrower and its Subsidiaries for such period, including to the extent included in interest expense under GAAP: (a) amortization of debt discount and (b) capitalized interest.
“Consolidated Leverage Ratio” — as of the last day of each fiscal quarter of the Borrower, the ratio of (a) Consolidated Indebtedness on such day to (b) Consolidated EBITDA for the period of four consecutive fiscal quarters ending on such day.
“Consolidated Net Income” — for any period of four consecutive fiscal quarters, the net income of the Borrower and its Subsidiaries for such period determined on a consolidated basis in accordance with GAAP; provided that: (A) Consolidated Net Income shall not include (i) extraordinary gains or extraordinary losses, (ii) net gains and losses in respect of disposition of assets other than in the ordinary course of business, (iii) gains or losses attributable to write-ups or write-downs of assets including unrealized gains or losses with respect to hedging and derivative activities, (iv) gains or losses attributable to any Joint Venture or Non-Wholly Owned Subsidiary, unless such gains are actually distributed to the Borrower or its Subsidiaries in cash and (v) the cumulative effect of a change in accounting principles, all as reported in the Borrower’s consolidated statement(s) of income for the relevant period(s) prepared in accordance with GAAP; and (B) if the Borrower or any Subsidiary shall acquire or dispose of any property during such period, then Consolidated Net Income shall be calculated after giving pro forma effect to such acquisition or disposition, as if such acquisition or disposition had occurred on the first day of such period.
“Consolidated Net Tangible Assets” — as of any date of determination, the total amount of assets of the Borrower and its Subsidiaries determined on a consolidated basis after deducting therefrom the value (net of any applicable reserves) of all current liabilities (excluding (i) any current liabilities that by their terms are extendable or renewable at the option of the obligor thereon to a time more than 12 months after the time as of which the amount thereof is being computed, and (ii) current maturities of long-term debt), goodwill, trade names, trademarks, patents and other like intangible net assets, all as set forth, or on a pro forma basis would be set forth, on the consolidated balance sheet of the Borrower and its Subsidiaries for the most recently completed fiscal quarter, in accordance with GAAP.
“Control” — the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract, or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.
“Credit Exposure” — LC Exposure, Revolving Credit Exposure, Swingline Exposure, or any thereof.
“Debtor Relief Laws” — the Bankruptcy Code of the United States of America, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect.
“Declining Lender” — as defined in Section 2.24(d).
“Default” — an event which with the giving of notice or the passage of time, or both, would constitute an Event of Default.
“Defaulting Lender” — subject to Section 2.23(e), any Lender that (a)(i) has failed to fund any portion of its Loans or participations in Letters of Credit or Swingline Loans required to be funded by it hereunder within one Business Day of the date required to be funded by it hereunder, (ii) has otherwise failed to pay over to the Administrative Agent, any Issuing Bank, the Swingline Lender or any other Lender any other amount required to be paid by it hereunder (including in respect of its participation in Letters of Credit and Swingline Loans) within one Business Day of the date when due, (iii) has notified the Borrower, the Administrative Agent, any Issuing Bank, the Swingline Lender or any other Lender in writing that it does not intend to comply with any of its funding obligations under this Agreement or has made a public statement to the effect that it does not intend to comply or has failed to comply with its funding obligations under this Agreement, (iv) has failed, within three Business Days after written request by the Administrative Agent or the Borrower, to confirm in writing to the Administrative Agent and the Borrower that it will comply with its prospective funding obligations under this Agreement (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (iv) upon receipt of such written confirmation by the Administrative Agent and the Borrower) or (v) has, or has a direct or indirect parent company that has, (A) become the subject of a proceeding under any Debtor Relief Law, (B) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity, or (C) become the subject of a Bail-In Action; provided, that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in such Lender or any direct or indirect parent company thereof by a Governmental Authority or instrumentality thereof so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender, or (b) assigns or transfers all or a part of its rights hereunder without the prior written consent of the Borrower, unless such assignment or transfer is made without the consent of the Borrower pursuant to Section 10.04(b)(i)(A). Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) or (b) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.23(e)) upon delivery of written notice of such determination to the Borrower and each Lender
“Documentation Agent” — as defined in the preamble hereof.
“Domestic Lending Office” — initially, the office of a Lender designated as such in its Administrative Questionnaire, and thereafter such other office of such Lender, if any, of which such Lender shall have most recently notified the Administrative Agent and the Borrower in writing.
“EEA Financial Institution” — (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.
“EEA Member Country” — any of the member states of the European Union, Iceland, Liechtenstein, and Norway.
“EEA Resolution Authority” — any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.
“Effective Date” — as defined in the preamble.
“Environmental Laws” — to the extent relating to exposure to hazardous or toxic substances or materials, any applicable and legally enforceable requirement of any Governmental Authority pertaining to (a) the protection of human health, safety, and the indoor or outdoor environment, (b) the conservation, management, or use of natural resources and wildlife, (c) the protection or use of surface water and groundwater, (d) the management, manufacture, possession, presence, use, generation, transportation, treatment, storage, disposal, release, threatened release, abatement, removal, remediation or handling of, or exposure to, any hazardous or toxic substance or material or (e) pollution (including any release to land surface water and groundwater) and includes, without limitation, the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986,

42 USC 9601 et seq., Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976 and Hazardous and Solid Waste Amendment of 1984, 42 USC 6901 et seq., Federal Water Pollution Control Act, as amended by the Clean Water Act of 1977, 33 USC 1251 et seq., Clean Air Act, as amended, 42 USC 7401 et seq., Toxic Substances Control Act of 1976, 15 USC 2601 et seq., Hazardous Materials Transportation Law, 49 USC App. 1501 et seq., Occupational Safety and Health Act of 1970, as amended, 29 USC 651 et seq., Oil Pollution Act of 1990, 33 USC 2701 et seq., Emergency Planning and Community Right to Know Act of 1986, 42 USC 11001 et seq., National Environmental Policy Act of 1969, 42 USC 4321 et seq., Safe Drinking Water Act of 1974, as amended, 42 USC 300(f) et seq., any analogous implementing or successor law, and any amendment, rule, regulation, order, or directive issued thereunder.
“Equity Interests” — shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such Equity Interest.
“ERISA” — the Employee Retirement Income Security Act of 1974, as amended from time to time.
“ERISA Affiliate” — any trade or business (whether or not incorporated) that, together with the Borrower, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.
“ERISA Event” — (a) any “reportable event,” as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan subject to Title IV of ERISA (other than an event for which the 30-day notice period is waived), (b) the withdrawal of the Borrower, a Subsidiary or any ERISA Affiliate from a Plan subject to Title IV of ERISA during a plan year in which it was a “substantial employer” as defined in Section 4001(a)(2) of ERISA, (c) the failure of a Plan to meet the minimum funding standards under Section 412 of the Code or Section 302 of ERISA (determined without regard to Section 412(c) of the Code or Section 302(c) of ERISA), (d) the incurrence by the Borrower, any Subsidiary or any of ERISA Affiliate of any liability under Title IV of ERISA with respect to the termination of any Plan, (e) the receipt by the Borrower, a Subsidiary or any ERISA Affiliate from the Pension Benefit Guaranty Corporation or a plan administrator of any notice relating to an intention to terminate any Plan or Plans subject to Title IV of ERISA or to appoint a trustee to administer any Plan subject to Title IV of ERISA, (f) the incurrence by the Borrower, a Subsidiary or any ERISA Affiliate of any liability with respect to the withdrawal or partial withdrawal from any Plan subject to Title IV of ERISA or Multiemployer Plan, (g) the failure of a Plan subject to Title IV of ERISA to satisfy the requirements of Section 401(a)(29) of the Code, Section 436 of the Code or Section 206(g) of ERISA, or (h) the receipt by the Borrower, a Subsidiary or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Borrower, a Subsidiary or any ERISA Affiliate of any notice, concerning the imposition of withdrawal liability under Section 4202 of ERISA, or a determination that a Multiemployer Plan is, or is expected to be, “insolvent,” in “reorganization,” in “endangered status,” or in “critical status” (within the meaning assigned to such terms under ERISA).

“EU Bail-In Legislation Schedule” — the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor thereto), as in effect from time to time.
“Eurodollar Lending Office” — initially, the office of a Lender designated as such in its Administrative Questionnaire, and thereafter such other office of such Lender, if any, of which such Lender shall have most recently notified the Administrative Agent and the Borrower in writing.
“Eurodollar Loan” — a Loan denominated in Dollars that bears interest at a rate based upon the LIBO Rate.
“Eurodollar Margin” — a rate per annum determined in accordance with the Pricing Schedule.
“Event of Default” — as defined in Section 8.01.
“Excluded Taxes” — any of the following Taxes imposed on or with respect to or required to be withheld from a payment to the Administrative Agent, any Lender, any Issuing Bank or any other recipient of any payment to be made by or on account of any obligation of the Borrower under any Loan Document, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 2.16, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such recipient’s failure to comply with Section 2.16(e) and (d) any U.S. federal withholding Taxes imposed under FATCA.
“Existing Letters of Credit” — as defined in Section 10.16.
“Existing Lenders” — as defined in Section 10.16.
“Existing Revolving Credit Agreement” — the Second Amended and Restated Revolving Credit Agreement, dated as of February 26, 2014, among the Borrower, Wells Fargo Bank, National Association, as Administrative Agent, and the lenders parties thereto, as amended by the First Amendment to Second Amended and Restated Revolving Credit Agreement, dated as of October 20, 2015, and the Second Amendment to Second Amended and Restated Revolving Credit Agreement, dated as of December 16, 2016.
“Extension Effective Date” — as defined in Section 2.24(b).
“Extension of Credit” — the making of any Loan or the issuance of any Letter of Credit.

“Facility Fee” — as defined in Section 2.04(a).
“Facility Fee Rate” — a rate per annum determined daily in accordance with the Pricing Schedule.
“FATCA” — Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreement entered into pursuant to Section 1471(b)(1) of the Code, and any intergovernmental agreement entered into in connection with the implementation of such Sections of the Code.
“Federal Funds Effective Rate” — for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight US Federal funds transactions with members of the US Federal Reserve System, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.
“Financial Officer” — the chief financial officer, principal accounting officer, treasurer or controller of the Borrower or any other officer or employee that any of the foregoing may, in accordance with the Borrower’s customary business practices, designate to act as a Financial Officer by notice to the Administrative Agent in accordance with this Agreement.
“Fitch” — Fitch, Inc., and any successor thereto that is a nationally recognized rating agency.
“Foreign Lender” — any Lender that is not a U.S. Person.
“Fronting Exposure” — at any time there is a Defaulting Lender, (a) with respect to the Issuing Banks, such Defaulting Lender’s Applicable Percentage of the outstanding LC Exposure other than LC Exposure as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or secured by cash collateral in accordance with the terms hereof, and (b) with respect to the Swingline Lender, such Defaulting Lender’s Applicable Percentage of the outstanding Swingline Exposure other than Swingline Exposure as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders.
“GAAP” — generally accepted accounting principles in the United States of America, as in effect from time to time.
“General Partner” — Western Gas Holdings, LLC, a Delaware limited liability company, in its capacity as the general partner of the Borrower, or any entity that succeeds it as the general partner of the Borrower.
“Governmental Authority” — the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).
“Indebtedness” — any indebtedness which (a) is for money borrowed, (b) represents the deferred purchase price of property or assets purchased, except trade accounts payable in the ordinary course of business, (c) is in respect of a capitalized lease or (d) is in respect of a guarantee of any of the foregoing obligations of another Person.
“Indemnified Taxes” — (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of the Borrower under any Loan Document and (b) to the extent not otherwise described in (a), Other Taxes.
“Indemnitee” — as defined in Section 10.03(b).
“Information” — as defined in Section 10.12.
“Information Memorandum” — the Executive Summary dated January 2018 relating to the Borrower and the Transactions.
“Interest Election Request” — as defined in Section 2.10(c).
“Interest Payment Date” — (a) as to any Alternate Base Rate Loan (other than the Swingline Loans and except as provided in Section 2.18), the end of any calendar quarter with respect thereto and, as to any Lender, the Maturity Date for such Lender, (b) as to any Eurodollar Loan (other than the Swingline Loans), the last day of the Interest Period with respect thereto, and, for Interest Periods longer than 3 months, each date which is 3 months, or a whole multiple thereof, from the first day of such Interest Period and (c) as to any Swingline Loan, the end of each calendar quarter.
“Interest Period” — with respect to any Eurodollar Loan, (i) initially, the period commencing on the Borrowing Date or continuation date, as the case may be, with respect to such Eurodollar Loan and ending 1 week or 1, 2, 3, 6 or, to the extent funds are available to all Lenders, 12 months thereafter, as selected by the Borrower in its Borrowing Request or Interest Election Request, as the case may be, given with respect thereto, and (ii) thereafter, each period commencing on the last day of the next preceding Interest Period applicable to such Eurodollar Loan and ending 1 week or 1, 2, 3, 6 or, to the extent funds are available, as determined by the Administrative Agent, 12 months thereafter, as selected by the Borrower by irrevocable notice to the Administrative Agent not less than two Business Days prior to the last day of the then current Interest Period with respect thereto; provided that (A) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, and (B) any Interest Period (other than a 1 week Interest Period) that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period.

“Investment Grade Rating” — the rating of senior unsecured non-credit enhanced publicly held debt of such Person, by at least two of the three rating agencies as follows: BBB- or better by S&P or Baa3 or better by Moody’s or BBB- or better by Fitch.
“Issuing Banks” — Wells Fargo Bank, National Association, The Bank of Tokyo-Mitsubishi UFJ, Ltd., Citibank, N.A., Mizuho Bank, Ltd., PNC Bank, National Association, U.S. Bank National Association, and any other consenting Lender reasonably acceptable to the Administrative Agent. Any Issuing Bank may, in its discretion, arrange for one or more Letters of Credit requested by the Borrower in accordance with this Agreement to be issued by Affiliates of such Issuing Bank, in which case the term “Issuing Bank” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate.
“Joint Venture” — any Person, other than an individual, the Borrower or a Wholly Owned Subsidiary of the Borrower, in which the Borrower or a Subsidiary of the Borrower holds or acquires no more than 50% of such Person’s Equity Interests (whether by way of capital stock, partnership or limited liability company interest, or other evidence of ownership) excluding warrants, options or unexercised rights to acquire or purchase an Equity Interest.
“LC Disbursement” — a payment made by an Issuing Bank pursuant to a Letter of Credit issued by such Issuing Bank.
“LC Exposure” — at any time, the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit issued for the account of the Borrower at such time, plus (b) the aggregate amount of all LC Disbursements that the Borrower is obligated to reimburse but which have not yet been reimbursed by or on behalf of the Borrower at such time. The LC Exposure of any Lender at any time shall be equal to its Applicable Percentage of the total LC Exposure at such time.
“LC Fees” — as defined in Section 2.04(b).
“LC Issuance Limit” — for the Issuing Banks, a maximum aggregate amount of $100,000,000.
“Lender” and “Lenders” — as defined in the preamble hereof. Unless the context otherwise requires, the term “Lender” includes the Swingline Lender.
“Letter of Credit” — any stand-by letter of credit issued (or, in respect of the Existing Letters of Credit, deemed issued) on or after the Effective Date pursuant to this Agreement.
“LIBO Rate” — subject to the implementation of a Replacement Rate in accordance with Section 2.25,
(a)    for any interest rate calculation with respect to a Eurodollar Loan, the rate of interest per annum determined by reference to the rate for deposits in Dollars for a period equal to the applicable Interest Period published by the ICE Benchmark Administration Limited, a United Kingdom company, or a comparable or successor quoting service approved by the Administrative

Agent, at approximately 11:00 a.m. (London time) two Business Days prior to the first day of the applicable Interest Period. If, for any reason, such rate is not so published then the “LIBO Rate” shall be determined by the Administrative Agent to be the arithmetic average of the rate per annum at which deposits in Dollars would be offered by first class banks in the London interbank market to the Administrative Agent at approximately 11:00 a.m. (London time) two Business Days prior to the first day of the applicable Interest Period for a period equal to such Interest Period, and
(b)    for any interest rate calculation with respect to an Alternate Base Rate Loan, the rate of interest per annum determined by reference to the rate for deposits in Dollars for an Interest Period equal to one month (commencing on the date of determination of such interest rate) as published by the ICE Benchmark Administration Limited, a United Kingdom company, or a comparable or successor quoting service approved by the Administrative Agent, at approximately 11:00 a.m. (London time) on such date of determination, or if such date is not a Business Day, then the immediately preceding Business Day. If, for any reason, such rate is not so published then the “LIBO Rate” for such Alternate Base Rate Loan shall be determined by the Administrative Agent to be the arithmetic average of the rate per annum at which deposits in Dollars would be offered by first class banks in the London interbank market to the Administrative Agent at approximately 11:00 a.m. (London time) on such date of determination for a period equal to one month commencing on such date of determination.
Each calculation by the Administrative Agent of the LIBO Rate shall be conclusive and binding for all purposes, absent manifest error. Notwithstanding the foregoing, (x) in no event shall the LIBO Rate be less than zero percent (0%), and (y) unless otherwise specified in any amendment to this Agreement entered into in accordance with Section 2.25, in the event that a Replacement Rate with respect to the LIBO Rate is implemented then all references herein to “LIBO Rate” shall be deemed references to such Replacement Rate.
“Lien” — with respect to any asset, any mortgage, pledge, hypothecation, assignment, deposit arrangement, security interest, encumbrance, lien (statutory or otherwise), preference, priority or charge of any kind (including any conditional sale or other title retention agreement, any financing or similar statement or notice filed under the Uniform Commercial Code as adopted and in effect in the relevant jurisdiction or other similar recording or notice statute, and any lease in the nature thereof) in respect of such asset to secure (or perfect) or provide for payment of any obligation.
“Loan” — the Revolving Loans made by the Lenders to the Borrower pursuant to this Agreement. Unless the context otherwise requires, the term “Loan” includes a Swingline Loan.
“Loan Document(s)” — this Agreement, any Notes and each and every other agreement executed by the Borrower in connection with this Agreement.
“Majority Lenders” — at any time, Lenders holding more than 50.0% of the then aggregate outstanding amount of the Revolving Loans, LC Exposure and Swingline Exposure held by the Lenders or, if no such principal amount, LC Exposure or Swingline Exposure is then outstanding, the Lenders having more than 50.0% of the Commitments; provided that the Credit Exposures and unused Commitments held or deemed held by, any Defaulting Lender shall be excluded for the purposes of making a determination of Majority Lenders.

“Margin Regulations” — Regulations T, U and X of the Board.
“Material Adverse Change” — any change occurring since December 31, 2016 in the consolidated financial position or results of operations of the Borrower and its Subsidiaries taken as a whole that has had or could reasonably be expected to have the effect of preventing the Borrower from carrying on its business or from meeting its current and anticipated material obligations on a timely basis.
“Material Project” — any capital construction or expansion project of the Borrower or its Subsidiaries that has an aggregate capital cost or budgeted capital cost to Borrower or its Subsidiaries in excess of $20,000,000.
“Material Project EBITDA Adjustments” — with respect to each Material Project, (A) prior to completion of the Material Project, a percentage (equal to the then-current completion percentage of the Material Project) of an amount to be determined by the Borrower as the projected Consolidated EBITDA attributable to such Material Project (such amount to be determined by the Borrower in good faith and in a commercially reasonable manner based on customer contracts relating to such Material Project, the creditworthiness of the other parties to such contracts and projected revenues from such contracts, capital costs and expenses, scheduled completion, and other factors mutually agreed upon by the Borrower and the Administrative Agent) which shall be added, at the Borrowers’ option, to actual Consolidated EBITDA for the fiscal quarter in which construction of such Material Project commences and for each fiscal quarter thereafter until completion of the Material Project (net of any actual Consolidated EBITDA attributable to such Material Project following its completion), provided that if construction of the Material Project is not completed by the scheduled completion date, then the foregoing amount shall be reduced by the following percentage amounts depending on the period of delay for completion (based on the period of actual delay or then-estimated delay, whichever is longer): (i) longer than 90 days, but not more than 180 days, 25%, (ii) longer than 180 days but not more than 270 days, 50%, and (iii) longer than 270 days, 100%; and (B) beginning with the first full fiscal quarter following completion of the Material Project and for the two immediately succeeding fiscal quarters, an amount equal to the projected Consolidated EBITDA attributable to the Material Project for the balance of the four full fiscal quarter period following completion shall be added to the actual Consolidated EBITDA attributable to the Material Project for such fiscal quarter or quarters for determining Consolidated EBITDA for the fiscal quarter then ending and the immediately preceding three fiscal quarters.
Notwithstanding the foregoing, with respect to any compliance certificate sent by the Borrower to the Administrative Agent in determining compliance with the financial covenants set forth in ARTICLE V hereof: (i) all Material Project EBITDA Adjustments to Consolidated EBITDA will not be deemed accepted unless the Borrower shall have delivered to the Administrative Agent, and the Administrative Agent shall have approved (such approval not to be unreasonably withheld), written pro forma projections of Consolidated EBITDA attributable to such Material Project (together with a reasonably detailed explanation of the basis therefor) and such other information and documentation as the Administrative Agent may reasonably request, all in form and substance reasonably satisfactory to the Administrative Agent, and (ii) the aggregate amount of all Material Project EBITDA Adjustments during any period shall be limited to 15% of the total actual

Consolidated EBITDA for such period (which total actual Consolidated EBITDA shall be determined without including any Material Project EBITDA Adjustments or any adjustments in respect of any acquisitions as provided in the definition of Consolidated EBITDA).
“Material Subsidiary” — any Subsidiary which as of any relevant date either (i) represents more than five percent (5%) of the Consolidated Net Income of the Borrower for the preceding period of four (4) consecutive fiscal quarters for which financial statements are then available or (ii) if such Subsidiary were formed or acquired during such period, would have represented more than five percent (5%) of Consolidated Net Income assuming that Consolidated Net Income were calculated after giving pro forma effect to such acquisition or formation, as if it had occurred on the first day of such period.
“Maturity Date” — with respect to any Lender, the later of (a) February 15, 2023 and (b) if such Lender is a Consenting Lender with respect to a Maturity Date extension pursuant to Section 2.24, such extended Maturity Date.
“Moody’s” — Moody’s Investors Service, Inc., and any successor thereto that is a nationally recognized rating agency.
“Multiemployer Plan” — a multiemployer Plan as defined in section 3(37) or 4001 (a)(3) of ERISA that is subject to Title IV of ERISA and to which the Borrower, a Subsidiary or an ERISA Affiliate is making, or accruing an obligation to make, contributions.
“New Funds Amount” —the amount equal to the product of a CI Lender’s Commitment represented as a percentage of the aggregate total Commitments after giving effect to the Commitment Increase times the aggregate principal amount of the outstanding Revolving Loans immediately prior to giving effect to the Commitment Increase, if any, as of a Commitment Increase Effective Date (without regard to any increase in the aggregate principal amount of Revolving Loans as a result of any Revolving Borrowings made after giving effect to the Commitment Increase on such Commitment Increase Effective Date).
“Non-Wholly Owned Subsidiary” — any Subsidiary other than a Wholly Owned Subsidiary.
“Note” — any promissory note of the Borrower payable to a Lender in substantially the form attached hereto as Exhibit A.
“Notice of Commitment Increase” — a notice in the form of Exhibit C specifying (i) the proposed Commitment Increase Effective Date for any Commitment Increase, (ii) the amount of the requested Commitment Increase, (iii) the amount of such Commitment Increase agreed to by each then existing Lender and evidence of such agreement reasonably satisfactory to the Administrative Agent, such Lender and the Borrower, (iv) the identity of each financial institution not already a Lender (which such financial institution shall be reasonably acceptable to the Administrative Agent), which has agreed with the Borrower to become a Lender to effect such Commitment Increase, accompanied by evidence reasonably satisfactory to the Administrative Agent, such CI Lender and the Borrower of such CI Lender’s agreement thereto and its joinder to this Agreement and (v) the amount of the respective Commitments of the then existing Lenders and any such CI Lenders from and after the Commitment Increase Effective Date. Each such existing Lender or new Lender referenced in (iii) or (iv) being a “CI Lender”.
“OFAC” — The Office of Foreign Assets Control of the U.S. Department of the Treasury.
“Other Connection Taxes” — with respect to the Administrative Agent, any Lender or any Issuing Bank, Taxes imposed as a result of a present or former connection between such recipient and the jurisdiction imposing such Tax (other than connections arising from such recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).
“Other Taxes” — any and all present or future stamp or documentary, intangible, recording, filing or similar taxes, charges or levies arising from any payment made hereunder or from the execution, delivery, performance, registration or enforcement of, or from the receipt or perfection of a security interest under, or otherwise with respect to, this Agreement, except for any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 10.13).
“Participant” — as defined in Section 10.04(c).
“Participant Register” — as defined in Section 10.04(c).
“Permitted Acquisition” — an Acquisition by the Borrower or any of its Subsidiaries, so long as (i) no Default or Event of Default is in existence or would be created thereby and (ii) (x) a substantial part of the assets of the Person (including any Joint Venture) or (y) the assets being acquired by the Borrower or such Subsidiaries are in each case commonly understood to be in or related to the midstream energy business, or any merger or amalgamation of the Borrower permitted under Section 6.08.
“Person” — any individual, corporation, limited liability company, partnership, joint venture, association, joint-stock company, trust, unincorporated organization or Governmental Authority or other business entity.
“Plan” — any employee pension benefit plan, as defined in section 3(2) of ERISA but excluding any Multiemployer Plan, which (a) is currently or hereafter sponsored, maintained or contributed to by the Borrower, a Subsidiary or an ERISA Affiliate or (b) was at any time during the six calendar years preceding the date hereof, sponsored, maintained or contributed to by the Borrower, a Subsidiary or an ERISA Affiliate.
“Platform” — as defined in Section 10.01(d).
“Post-Default Rate” — as defined in Section 2.10(a).
“Pricing Schedule” — the schedule attached hereto as Schedule I and identified as such.

“Prime Rate” — the rate of interest per annum publicly announced from time to time by the Administrative Agent as its prime rate in effect at its principal U.S. office; each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective. Such rate is set by the Administrative Agent as a general reference rate of interest, taking into account such factors as the Administrative Agent may deem appropriate; it being understood that many of the Administrative Agent’s commercial or other loans are not priced in relation to such rate, that it is not necessarily the lowest or best rate actually charged to any customer and that the Administrative Agent may make various commercial or other loans at rates of interest having no relationship to such rate.
“Principal Amount” — the outstanding principal amount of any Loan.
“Reducing Percentage Lender” — each then existing Lender immediately prior to giving effect to a Commitment Increase, which Lender shall not increase its respective Commitment in connection with such Commitment Increase (with the result that the relative percentage of the aggregate total Commitments of such Lender shall be reduced after giving effect to such Commitment Increase).
“Reduction Amount” — the amount by which a Reducing Percentage Lender’s outstanding Revolving Loans decrease as a result of a Commitment Increase on any Commitment Increase Effective Date (without regard to the effect of any Revolving Borrowings made on such Commitment Increase Effective Date after giving effect to the Commitment Increase).
“Register” — as defined in Section 10.04(b)(iv).
“Related Parties” — with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, advisors and agents of such Person and such Person’s Affiliates.
“Replacement Rate” — as defined in Section 2.25.
“Resignation Effective Date” — as defined in Section 9.09(a).
“Restricted Payment” — any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interests in the Borrower or any of its Subsidiaries, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Equity Interests in the Borrower or any of its Subsidiaries or any option, warrant or other right to acquire any such Equity Interests in the Borrower or any of its Subsidiaries.
“Revolving Commitment Termination Date” — the earliest of:
(a)    the Maturity Date;
(b)    the date on which the Commitments are terminated in full or reduced to zero pursuant to Section 2.06; or

(c)    the date on which the Commitments otherwise are terminated in full and reduced to zero pursuant to ARTICLE VIII.
“Revolving Credit Exposure” — at any time, the aggregate outstanding principal amount of Revolving Loans made by the Lenders at such time. The Revolving Credit Exposure of any Lender at any time shall be equal to the outstanding principal amount of Revolving Loans made by such Lender at such time.
“Revolving Loan” — any Loan made by the Lenders pursuant to Section 2.01(a) of this Agreement.
“Revolving Period” — the period from and including the Effective Date to but excluding the Revolving Commitment Termination Date.
“S&P” — Standard & Poor’s Financial Services LLC, a subsidiary of S&P Global Inc., and any successor thereto that is a nationally recognized rating agency.
“Sanctioned Country” means at any time, a region, country or territory which is itself the subject or target of any Sanctions (including, as of the Effective Date, Cuba, Iran, North Korea, Sudan, Syria and Crimea).
“Sanctioned Person” — at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by OFAC (including, without limitation, OFAC’s Specially Designated Nationals and Blocked Persons List and OFAC’s Consolidated Non-SDN List), the U.S. Department of State, the United Nations Security Council, the European Union, Her Majesty’s Treasury of the United Kingdom or any EU member state in which the Borrower or any of its Subsidiaries operates or conducts business, (b) any Person operating, organized or resident in a Sanctioned Country or (c) any Person controlled (to the knowledge of the Borrower) by any such Person or Persons described in clauses (a) and (b).
“Sanctions” — economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by OFAC or the U.S. Department of State, or (b) the United Nations Security Council, the European Union or Her Majesty’s Treasury of the United Kingdom.
“Subsidiary” — with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held, or (b) that is, as of such date, otherwise Controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent. Unless the context otherwise clearly requires, reference in this Agreement to a “Subsidiary” or the “Subsidiaries” refers to a Subsidiary or the Subsidiaries of the Borrower.

“Swingline Exposure” — at any time, the aggregate principal amount of all Swingline Loans outstanding at such time. The Swingline Exposure of any Lender at any time shall be its Applicable Percentage of the total Swingline Exposure at such time.
“Swingline Lender” — Wells Fargo Bank, National Association, in its capacity as lender of Swingline Loans hereunder.
“Swingline Loan” — a Loan made pursuant to Section 2.22.
“Syndication Agent” — as defined in the preamble hereof.
“Taxes” — any and all present or future taxes, levies, imposts, duties, deductions, charges or withholdings (including backup withholding) and interest or penalties in respect thereof imposed by any Governmental Authority.
“Transactions” — the execution, delivery, and performance by the Borrower of this Agreement and the other Loan Documents, the borrowing of the Loans, the use of the proceeds thereof, and the issuance of Letters of Credit hereunder.
“Type” — as to any Loan or Borrowing, its nature as an Alternate Base Rate Loan or an Alternate Base Rate Borrowing, a Eurodollar Loan or a Eurodollar Borrowing.
“US” or “United States” — the United States of America, its fifty states, and the District of Columbia.
“US Dollars” or “$” or “Dollars” — lawful money of the United States of America.
“USA Patriot Act” — as defined in Section 10.14.
“U.S. Person” — any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Code.
“U.S. Tax Compliance Certificate”— as defined in Section 2.16(e)(ii)(B)(iii).
“Wholly Owned Subsidiary” — any Subsidiary of which all of the outstanding Equity Interests (other than any directors’ qualifying shares mandated by applicable law), on a fully-diluted basis, are owned by the Borrower or one or more of the Wholly Owned Subsidiaries or are owned by the Borrower and one or more of the Wholly Owned Subsidiaries.
“Withholding Agent”— the Borrower and the Administrative Agent.
“Write-Down and Conversion Powers” — with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

Section 1.02    Use of Defined Terms. Any defined term used in the plural preceded by the definite article shall be taken to encompass all members of the relevant class. Any defined term used in the singular preceded by “any” shall be taken to indicate any number of the members of the relevant class. Any definition or reference to any law, including, without limitation, Anti-Corruption Laws, the Bankruptcy Code, the Code, ERISA, the USA Patriot Act or the Investment Company Act of 1940, shall, unless otherwise specified, refer to such law as amended, modified or supplemented from time to time.
Section 1.03    Accounting Terms. All accounting terms not specifically defined herein shall be construed in each case in accordance with GAAP as in effect from time to time; provided that unless the Borrower and the Majority Lenders shall otherwise agree in writing, no such change shall modify or affect the manner in which compliance with the covenants contained herein is computed such that all such computations shall be conducted utilizing financial information presented consistently with prior periods.
Section 1.04    Interpretation The word “including” (and with correlative meaning “include”) means including, without limitation, the generality of any description preceding such term.
Section 1.05    Rates The Administrative Agent does not warrant or accept responsibility for, and shall not have any liability with respect to, the administration, submission or any other matter related to the rates in the definition of “LIBO Rate” or with respect to any comparable or successor rate thereto.
ARTICLE II
AMOUNT AND TERMS OF LOANS
Section 2.01    Loans.
(a)    Subject to the terms and conditions of this Agreement, from time to time during the Revolving Period, each Lender severally agrees to make Revolving Loans in US Dollars to the Borrower in an aggregate principal amount that will not result in (i) such Lender’s Credit Exposure exceeding such Lender’s Commitment or (ii) the sum of the total Credit Exposures of all Lenders exceeding the total Commitments. Within the foregoing limits, the Borrower may use the Commitments by borrowing, repaying and prepaying the Revolving Loans in whole or in part, and reborrowing, all in accordance with the terms and conditions hereof.
(b)    Each Loan shall be made only during the Revolving Period as part of a Borrowing consisting of Revolving Loans made by the Lenders ratably in accordance with their Commitments. The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder, provided that the Commitments of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required.
(c)    Subject to Section 2.17, the Loans may be (i) Eurodollar Loans, (ii) Alternate Base Rate Loans or (iii) a combination thereof, as determined by the Borrower. Eurodollar Loans shall be made and maintained by each Lender at either its Eurodollar Lending Office or its Domestic Lending Office, at its option, provided that the exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement or create or increase any obligation of the Borrower not otherwise arising, or arising in such increased amount, under Section 2.14.
Section 2.02    Repayment of Loans; Evidence of Debt.
(a)    The Borrower hereby unconditionally promises to pay (i) to the Administrative Agent for the account of each Lender the then unpaid principal and accrued interest amount of each Revolving Loan of such Lender on the Maturity Date in respect of such Lender, and (ii) to the Swingline Lender the then unpaid principal amount of each Swingline Loan on the earlier of the Maturity Date and the first date after such Swingline Loan is made that is the 15th or last day of a calendar month and is at least two Business Days after such Swingline Loan is made; provided that on each date that a Revolving Loan is made, the Borrower shall repay all Swingline Loans then outstanding; provided further, that all Loans shall be paid on such earlier date upon which the maturity of the Loans shall have been accelerated pursuant to ARTICLE VIII.
(b)    Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.
(c)    The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Type thereof and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder, and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.
(d)    The entries made in the accounts maintained pursuant to paragraphs (b) and (c) of this Section 2.02 shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loans in accordance with the terms of this Agreement.
(e)    Any Lender may request that Loans made by it to the Borrower be evidenced by a promissory note. In such event, the Borrower shall prepare, execute and deliver to such Lender a promissory note payable to such Lender in substantially the form attached hereto as Exhibit A. Thereafter, the Loans evidenced by such Note and interest thereon shall, at all times (including after assignment pursuant to Section 10.04), be represented by one or more Notes in such form payable to the payee named therein or its registered assigns.
(f)    Each Lender is authorized to and shall record the date, Type and amount of each Loan made by such Lender, each continuation thereof, each conversion of all or a portion thereof to the same or another Type, and the date and amount of each payment of principal with respect thereto on the schedule annexed to and constituting a part of its Note from the Borrower.

No failure to make or error in making any such recording as authorized hereby shall affect the validity of the obligations of the Borrower to repay the Principal Amount of the Loans made to the Borrower with interest thereon as provided in Section 2.10 or the validity of any payment thereof made by the Borrower. Each Lender shall, at the request of the Borrower, deliver to the Borrower copies of the Borrower’s Note and the schedules annexed thereto.
Section 2.03    Procedure for Borrowing. The Borrower may borrow Loans on any Business Day; provided that the Borrower shall notify the Administrative Agent by telephone of the Borrowing (the “Borrowing Request”) not later than 1:00 p.m., New York City time (a) three (3) Business Days prior to the Borrowing Date, in the case of Eurodollar Loans, and (b) on the Borrowing Date, in the case of Alternate Base Rate Loans. Each telephonic Borrowing Request shall be irrevocable and shall be confirmed promptly by hand delivery or facsimile to the Administrative Agent of a written Borrowing Request in a form approved by the Administrative Agent and signed by the Borrower. Each such telephonic and written Borrowing Request shall specify (i) the amount to be borrowed, (ii) the Borrowing Date, (iii) whether the Borrowing is to consist of Eurodollar Loans, Alternate Base Rate Loans, or a combination thereof (in each case stating the amounts and currency requested), (iv) in the case of Eurodollar Loans, the length of the Interest Period(s) therefor, and (v) the location and number of the Borrower’s account to which funds are to be disbursed, which shall comply with the requirements of Section 2.12. Each Borrowing shall be in an aggregate principal amount not less than the lesser of (i) $10,000,000 or a whole multiple of $5,000,000 in excess thereof, and (ii) the then unused Commitments available to the Borrower. Upon receipt of such notice, the Administrative Agent shall promptly notify each Lender thereof. Each Lender will make the amount of its pro rata share of each Borrowing available to the Administrative Agent for the account of the Borrower in accordance with Section 2.12. The proceeds of each such Borrowing of Revolving Loans will be made available to the Borrower by the Administrative Agent in accordance with Section 2.12.
Section 2.04    Facility Fees and LC Fees.
(a)    Subject to Section 2.04(c), the Borrower agrees to pay to the Administrative Agent for the account of each Lender (other than to the Defaulting Lenders, if any) a Facility Fee from the Effective Date to, but not including, the Maturity Date or such earlier date upon which the Commitments shall terminate or be reduced to zero as provided herein, computed at the Facility Fee Rate on the daily amount of the Commitment of such Lender (whether used or unused) (the “Facility Fee”); provided that, if such Lender continues to have any Credit Exposure after its Commitment terminates, then such Facility Fee shall continue to accrue on the daily amount of such Lender’s Credit Exposure from and including the date on which its Commitment terminates to, but not including, the date on which such Lender ceases to have any Credit Exposure.
(b)    Subject to Section 2.23(d), the Borrower agrees to pay (i) to the Administrative Agent for the account of each Lender (other than to the Defaulting Lenders, if any) a participation fee with respect to its participations in Letters of Credit, which shall accrue at the same rate as the Eurodollar Margin on the average daily amount of such Lender’s LC Exposure to the Borrower (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Effective Date to but excluding the later of the date on which such Lender’s Commitment terminates and the date on which such Lender ceases to have any LC Exposure, and (ii) to the Issuing Bank thereof for its own account an issuing or fronting fee, payable quarterly in arrears on the last day of each March, June, September and December, commencing March 31, 2018, for the account of the Borrower, which shall be the normal issuing fee for letters of credit issued by such Issuing Bank, not to be less than the greater of $500 or 0.150% times the face amount of such Letter of Credit (collectively, the “LC Fees”). In addition, the Borrower agrees to pay to the Issuing Bank thereof such Issuing Bank’s standard fees with respect to the amendment, renewal or extension of any Letter of Credit or processing of drawings thereunder.
(c)    Facility Fees and LC Fees payable to any Lender shall be payable quarterly in arrears on the last day of each March, June, September and December, commencing on March 31, 2018, and on the Maturity Date with respect to such Lender or, with respect to Facility Fees, on such earlier date as the Commitments shall terminate or be reduced to zero as provided herein. All accrued Facility Fees and LC Fees payable to any Lender which are not paid on or before the Maturity Date with respect to such Lender shall be due and payable on demand.
Section 2.05    Letters of Credit.
(a)    Subject to the terms and conditions set forth herein, the Borrower may request the issuance of Letters of Credit for its own account or the account of any other Person, in a form reasonably acceptable to the Administrative Agent and the Issuing Bank issuing such Letter of Credit, at any time and from time to time prior to the Revolving Commitment Termination Date; provided that no Issuing Bank shall be obligated to issue any Letter of Credit (i) that would result in the aggregate undrawn or drawn and unreimbursed amount of Letters of Credit outstanding issued by all Issuing Banks to exceed the LC Issuance Limit, or (ii) at any time a Lender is a Defaulting Lender, unless, in the case of this clause (ii), (A) such Defaulting Lender’s Applicable Percentage of such Issuing Bank’s percentage of the LC Exposure has been reallocated to the other Lenders as provided in Section 2.23(c) and/or (B) such Issuing Bank has entered into arrangements, including the delivery of cash collateral, satisfactory to such Issuing Bank (in its sole and reasonable discretion) with the Borrower or such Lender to eliminate such Issuing Bank’s Fronting Exposure with respect to such Letter of Credit as provided in Section 2.05(k); provided further that no Issuing Bank shall be obligated to issue any Letter of Credit that would result in the aggregate undrawn or drawn and unreimbursed amount of Letters of Credit outstanding issued by such Issuing Bank exceeding the “Maximum LC Issuance Amount” for such Issuing Bank set forth opposite such Issuing Bank’s name on Annex II attached hereto (as may be amended from time to time by the Administrative Agent, the Borrower and each Issuing Bank affected thereby). In the event of (i) any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by the Borrower to, or entered into by the Borrower with, any Issuing Bank relating to any Letter of Credit, or (ii) any terms and conditions supplemental to the terms and conditions of this Agreement contained in any such form of letter of credit application or such other agreement, in each case, the terms and conditions of this Agreement shall control and such supplemental terms and conditions shall be ignored. Notwithstanding anything herein to the contrary, no Issuing Bank shall have any obligation hereunder to issue, and shall not issue, any Letter of Credit the proceeds of which would be made to any Person (i) to fund any activity or business of or with any Sanctioned Person, or in any country or territory, that at the time of such funding is the subject of any Sanctions or (ii) in any manner that would result in a violation of any Sanctions by any party to this Agreement.
(b)    To request the issuance of a Letter of Credit (or the amendment, renewal or extension of an outstanding Letter of Credit), the Borrower shall hand deliver or facsimile (or transmit by electronic communication, if arrangements for doing so have been approved by such Issuing Bank) to the appropriate Issuing Bank and the Administrative Agent (reasonably in advance of the requested date of issuance, amendment, renewal or extension) a notice requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended, renewed or extended, and specifying the date of issuance, amendment, renewal or extension (which shall be a Business Day), the date on which such Letter of Credit is to expire (which shall comply with Section 2.05(c)), the amount of such Letter of Credit, the name and address of the beneficiary thereof and such other information as shall be necessary to prepare, amend, renew or extend such Letter of Credit. If requested by an Issuing Bank, the Borrower also shall submit a letter of credit application on such Issuing Bank’s standard form in connection with any request for a Letter of Credit. A Letter of Credit shall be issued, amended, renewed or extended only if (and upon issuance, amendment, renewal or extension of each Letter of Credit, the Borrower shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, renewal or extension and the continuation of the Existing Letters of Credit hereunder by the deemed issuance thereof hereunder (i) the LC Exposure shall not exceed the unused Commitments of all Lenders, (ii) the Credit Exposure shall not exceed the total Commitments, (iii) the requested Letter of Credit shall not result in the Issuing Banks having outstanding Letters of Credit in an aggregate undrawn or drawn and unreimbursed amount in excess of the LC Issuance Limit and (iv) the requested Letter of Credit shall not result in such Issuing Bank having outstanding Letters of Credit in excess of the “Maximum LC Issuance Amount” for such Issuing Bank set forth opposite such Issuing Bank’s name on Annex II attached hereto (as may be amended from time to time by the Administrative Agent, the Borrower and each Issuing Bank affected thereby); provided that no Issuing Bank shall issue, amend, renew or extend any Letter of Credit if such Issuing Bank shall have received written notice (which has not been rescinded) from the Administrative Agent or any Lender that any applicable condition precedent to the issuance, amendment, renewal or extension of such Letter of Credit has not been satisfied at the requested time of issuance, amendment, renewal or extension of such Letter of Credit.
(c)    Each Letter of Credit shall be denominated in US Dollars and shall expire at or prior to the close of business on the date selected by the Borrower, which shall not be later than the earlier of (i) the date one year after the date of the issuance of such Letter of Credit (or, in the case of any renewal or extension thereof, one year after such renewal or extension), and (ii) the date that is five (5) Business Days prior to the Maturity Date; provided that a Letter of Credit may, with the consent and at the sole discretion of the Issuing Bank thereof, expire after the Maturity Date if the Borrower provides to such Issuing Bank at any time on or prior to the date that is five (5) Business Days prior to the Maturity Date, an amount of cash collateral (to be held by such Issuing Bank in a non-interest bearing account) equal to (or at such Issuing Bank’s discretion in excess of) the LC Exposure in respect of such Letter of Credit as of such date plus any accrued and unpaid interest thereon; provided, further, that any Letter of Credit with a one-year tenor may, pursuant to terms acceptable to the Issuing Bank thereof upon the issuance thereof, provide for the automatic renewal thereof (without the approval of the Borrower) for additional one-year periods

(which, in no event, shall extend beyond the date referred to in clause (ii) of this paragraph (c) except in accordance with the foregoing proviso).
(d)    By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) and the continuation hereunder of the Existing Letters of Credit by the deemed issuance thereof hereunder and without any further action on the part of the Issuing Bank thereof or the Lenders, such Issuing Bank hereby grants to each Lender, and each such Lender hereby acquires from such Issuing Bank, a participation in such Letter of Credit equal to such Lender’s Applicable Percentage of the aggregate amount available to be drawn under such Letter of Credit. In consideration and in furtherance of the foregoing, each Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of an Issuing Bank, such Lender’s Applicable Percentage of each LC Disbursement made by such Issuing Bank and not reimbursed by the Borrower on the date due as provided in Section 2.05(e), or of any reimbursement payment required to be refunded to the Borrower for any reason. Each Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of an Event of Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.
(e)    If an Issuing Bank shall make any LC Disbursement in respect of a Letter of Credit, the Borrower shall reimburse such LC Disbursement in US Dollars by paying to the Administrative Agent an amount equal to such LC Disbursement not later than 12:00 noon, New York City time, on (i) the Business Day that the Borrower receives a notice of such LC Disbursement from the Administrative Agent, if such notice is received prior to 10:00 a.m., New York City time, on the day of receipt, or (ii) the Business Day immediately following the day that the Borrower receives a notice of such LC Disbursement from the Administrative Agent, if such notice is not received prior to such time on the day of receipt; provided that, with respect to any such payment owing by the Borrower prior to the Revolving Commitment Termination Date, the Borrower may, subject to the conditions to borrowing set forth herein, request in accordance with Section 2.03 (or Section 2.22 in the case of a Swingline Loan) that such payment be financed with an Alternate Base Rate Loan or a Swingline Loan in an equivalent amount and, to the extent so financed, the Borrower’s obligation to make such payment shall be discharged and replaced by the resulting Borrowing. If the Borrower fails to make such payment when due, the Administrative Agent shall notify each Lender of the applicable LC Disbursement, the payment then due from the Borrower in respect thereof and such Lender’s Applicable Percentage thereof. Promptly following receipt of such notice, each Lender shall pay to the Administrative Agent its Applicable Percentage of the payment then due from the Borrower, in the same manner as provided in Section 2.12 with respect to Loans made by such Lender (and Section 2.12 shall apply, mutatis mutandis, to the payment obligations of the Lenders), and the Administrative Agent shall promptly pay to such Issuing Bank the amounts so received by the Administrative Agent from the Lenders. Promptly following receipt by the Administrative Agent of any payment from the Borrower pursuant to this paragraph, the Administrative Agent shall distribute such payment to such Issuing Bank or, to the extent that the Lenders have made payments pursuant to this paragraph to reimburse such Issuing Bank, then to such Lenders and such Issuing Bank as their interests may appear. Any payment made by a Lender pursuant to this paragraph to reimburse an Issuing Bank for any LC Disbursement shall not constitute a Loan and shall not relieve the Borrower of its obligation to reimburse such LC Disbursement.
(f)    To the extent permitted by law, the Borrower’s obligation to reimburse LC Disbursements as provided in Section 2.05(e) shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit or this Agreement, or any term or provision therein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by the Issuing Bank thereof under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit, or (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of setoff against, the Borrower’s obligations hereunder. To the extent permitted by law, none of the Administrative Agent, the Lenders, or the Issuing Banks, or any of their Related Parties, shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the Issuing Bank thereof; provided that the foregoing shall not be construed to excuse any Issuing Bank from liability to the Borrower to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by the Borrower to the extent permitted by applicable law) suffered by the Borrower that are caused by such Issuing Bank’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. To the extent permitted by law, the parties hereto expressly agree that, in the absence of gross negligence or willful misconduct on the part of an Issuing Bank, such Issuing Bank shall be deemed to have exercised care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, the Issuing Bank thereof may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.
(g)    An Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit issued thereby. Such Issuing Bank shall promptly notify the Administrative Agent and the Borrower by telephone (confirmed by facsimile) of such demand for payment and whether such Issuing Bank has made or will make an LC Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve the Borrower of its obligation to reimburse such Issuing Bank and the Lenders with respect to any such LC Disbursement.

(h)    If an Issuing Bank shall make any LC Disbursement, then, unless the Borrower shall reimburse such LC Disbursement in full on the date specified in Section 2.05(e), the unpaid amount thereof shall bear interest, for each day from and including the date such reimbursement is due pursuant to Section 2.05(e) to but excluding the date that the Borrower reimburses such LC Disbursement, at the rate per annum then applicable to Alternate Base Rate Loans (including the Base Rate Margin); provided that, if the Borrower fails to reimburse such LC Disbursement when due pursuant to Section 2.05(e), then the provisions of Section 2.10(a) pertaining to interest payable on overdue principal shall apply. Interest accrued pursuant to this paragraph shall be for the account of the applicable Issuing Bank, except that interest accrued on and after the date of payment by any Lender pursuant to Section 2.05(e) to reimburse such Issuing Bank shall be for the account of such Lender to the extent of such payment.
(i)    An Issuing Bank may be replaced at any time by written agreement among the Borrower, the Administrative Agent, the replaced Issuing Bank and the successor Issuing Bank. The Administrative Agent shall notify the Lenders of any such replacement of an Issuing Bank. At the time any such replacement shall become effective, the Borrower shall pay all unpaid fees accrued for the account of the replaced Issuing Bank. From and after the effective date of any such replacement, (i) the successor Issuing Bank shall have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit to be issued thereafter, and (ii) references herein to the term “Issuing Bank” shall be deemed to refer to such successor. After the replacement of an Issuing Bank hereunder, the replaced Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit issued by it prior to such replacement, but shall not be required to issue additional Letters of Credit.
(j)    (i) If any Event of Default shall occur and be continuing, on the Business Day that the Borrower receives notice from the Majority Lenders or, if the maturity of the Loans has been accelerated, from the Administrative Agent or the Majority Lenders, demanding the deposit of cash collateral pursuant to this paragraph or (ii) on the Business Day that the Borrower receives notice from either the Administrative Agent acting alone or the Majority Lenders demanding deposit of cash collateral pursuant to Section 2.08(b) (or, if such notice is received on a day other than a Business Day, on the next Business Day following receipt of such notice), the Borrower shall deposit in an account with the Administrative Agent, in the name of the Administrative Agent and for the benefit of the Lenders, an amount in cash (in the applicable currency) equal to the LC Exposure as of such date plus any accrued and unpaid interest thereon; provided that the obligation to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to the Borrower described in Section 8.01(f) or Section 8.01(g). Such deposit shall be held by the Administrative Agent as collateral for the payment and performance of the obligations of the Borrower under this Agreement. The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account. Other than any interest earned on the investment of such deposits, which investments shall be made in certificates of deposits of the Administrative Agent or securities backed by the full faith and credit of the United States of America, at the option of the Administrative Agent and at the Borrower’s risk and expense, such deposits shall not bear interest. Interest or profits, if any, on such investments shall accumulate in such account. Monies in such account shall be applied by the Administrative Agent to reimburse the Issuing Banks for LC Disbursements for which it has not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Borrower for the LC Exposure at such time or, if the maturity of the Loans has been accelerated (but subject to the consent of the Majority Lenders), be applied to satisfy other obligations of the Borrower under this Agreement. If the Borrower is required to provide an amount of cash collateral hereunder as a result of the occurrence of an Event of Default, such amount (to the extent not applied as aforesaid) shall be returned to the Borrower within two (2) Business Days after all Events of Default have been cured or waived.
(k)    If at any time that there shall exist a Defaulting Lender, within two (2) Business Days following the written request of the Administrative Agent or any Issuing Bank (with a copy to the Administrative Agent) the Borrower shall cash collateralize the Issuing Banks’ Fronting Exposure. The Borrower, and to the extent provided by any Defaulting Lender, such Defaulting Lender, hereby grants to the Administrative Agent, for the benefit of the Issuing Banks, and agrees to maintain, a first priority security interest in all such cash collateral as security for the Defaulting Lender’s obligation to fund participations in respect of LC Disbursements, to be applied as set forth herein. The cash collateral (or the appropriate portion thereof) provided to reduce any Issuing Bank’s Fronting Exposure shall no longer be required to be held as cash collateral pursuant to this Section 2.05(k) following (i) the elimination of the applicable Fronting Exposure (including by the termination of Defaulting Lender status of the applicable Lender), or (ii) the determination by the Administrative Agent and each Issuing Bank that there exists excess cash collateral.
Section 2.06    Reduction or Termination of Commitments. Unless previously terminated, the Commitments shall terminate on the Revolving Commitment Termination Date. The Borrower shall have the right, upon not less than two (2) Business Days’ notice to the Administrative Agent, to terminate the Commitments or, from time to time, permanently reduce the amount of the Commitments; provided, however, that the Borrower shall not terminate or reduce any Commitment if, after giving effect to any concurrent repayment of the Loans in accordance with Section 2.07 and Section 2.08 the total Credit Exposure of the Lenders would exceed the sum of total Commitments. Any reduction shall be accompanied by prepayment of the Loans to the extent, if any, that the total Credit Exposure of the Lenders then outstanding exceeds the sum of the total Commitments as then reduced. Any termination of the Commitments shall be accompanied by prepayment in full of the Loans then outstanding and the payment of any unpaid fees then accrued hereunder. Upon receipt of such notice, the Administrative Agent shall promptly notify each Lender thereof. Any partial reduction shall be in an amount of $5,000,000 or a whole multiple thereof and shall reduce permanently the total amount of the Commitments, together with a corresponding reduction in the aggregate amount of each Lender’s applicable Commitment. The Commitments once terminated or reduced may not be reinstated. Each reduction of the Commitments shall be made ratably among the Lenders in accordance with their Commitments (except for in connection with the termination of this Agreement as to any Lender pursuant to Section 10.13).

Section 2.07    Optional Prepayments.
(a)    The Borrower may, at its option, as provided in this Section 2.07, at any time and from time to time prepay the Loans payable by the Borrower, in whole or in part, upon notice to the Administrative Agent (and, in the case of prepayments of Swingline Loans, the Swingline Lender), specifying (i) the date and amount of prepayment, and (ii) the respective amounts to be prepaid in respect of such Loans. Upon receipt of such prepayment notice, the Administrative Agent shall promptly notify each Lender thereof. The payment amount specified in such notice shall be due and payable on the date specified. All prepayments pursuant to this Section 2.07 shall include accrued interest on the amount prepaid to the date of prepayment and, in the case of prepayments of Eurodollar Loans, any amounts payable pursuant to Section 2.21. The Loans shall also be subject to prepayment as provided in Section 2.06, Section 2.08 and Section 10.13.
(b)    Partial optional prepayments pursuant to this Section 2.07 shall be in an aggregate principal amount of $5,000,000 or any whole multiple of $1,000,000 in excess thereof. All prepayments of Loans pursuant to this Section 2.07 shall be without the payment by the Borrower of any premium or penalty except for amounts payable pursuant to Section 2.21.
Section 2.08    Mandatory Prepayments.
(a)    If at any time the total Credit Exposures of the Lenders exceeds the sum of the total Commitments, the Borrower shall prepay the Loans owing by it to such Lenders in an amount equal to such excess. Each prepayment of Loans pursuant to this Section 2.08 shall be accompanied by payment of accrued interest on the amount prepaid to the date of prepayment and, in the case of prepayments of Eurodollar Loans, any amounts payable pursuant to Section 2.21.
(b)    If after giving effect to the prepayment of all Loans pursuant to Section 2.08(a), any excess remains as a result of LC Exposure, the Borrower shall provide cash collateral to cover any such excess caused by LC Exposure.
Section 2.09    Commitment Increases.
(a)    So long as no Event of Default has occurred and is continuing, the Borrower may request from time to time after the Effective Date, that the aggregate amount of the Commitments be increased (each a “Commitment Increase”) by delivering a Notice of Commitment Increase; provided, however, that:
(i)    no Lender’s Commitment may ever be increased without its prior written consent;
(ii)    any Notice of Commitment Increase must be given no later than three (3) Business Days prior to the Revolving Commitment Termination Date;
(iii)    the effective date of any Commitment Increase (the “Commitment Increase Effective Date”) shall be no earlier than three (3) Business Days after receipt by the Administrative Agent of such Notice of Commitment Increase;

(iv)    the amount of any Commitment Increase must be at least $10,000,000 or such lesser amount as the Administrative Agent may agree to in its sole discretion; and
(v)    after giving effect to any requested Commitment Increase, the aggregate amount of the Commitments shall not exceed $2,000,000,000.
(b)    On each Commitment Increase Effective Date, so long as no Event of Default has occurred and is continuing, each Commitment Increase shall become effective on its Commitment Increase Effective Date and upon such effectiveness:
(i)    the Administrative Agent shall record in the Register each CI Lender’s information, if necessary, as provided in the Notice of Commitment Increase and pursuant to an Administrative Questionnaire that shall be completed and delivered by each CI Lender to the Administrative Agent on or before the Commitment Increase Effective Date;
(ii)    the Administrative Agent shall distribute to each Lender (including each CI Lender) a copy of the Annex I attached to the Notice of Commitment Increase relating to such Commitment Increase;
(iii)    each CI Lender identified on the Notice of Commitment Increase for such Commitment Increase shall be a “Lender” for all purposes under this Agreement;
(iv)    to the extent there are Revolving Loans outstanding as of such date:
(A)    each CI Lender shall, by wire transfer of immediately available funds, deliver to the Administrative Agent such CI Lender’s New Funds Amount for the applicable Commitment Increase Effective Date, which amount, for each such CI Lender, shall constitute Revolving Loans made by such CI Lender to the Borrower pursuant to this Agreement on such Commitment Increase Effective Date; and
(B)    the Administrative Agent shall, by wire transfer of immediately available funds, pay to each then Reducing Percentage Lender its Reduction Amount for such Commitment Increase Effective Date, which amount, for each such Reducing Percentage Lender, shall constitute a prepayment by the Borrower pursuant to Section 2.07, ratably in accordance with the respective principal amounts thereof, of the principal amounts of all then outstanding Revolving Loans of such Reducing Percentage Lender; and
(v)    To the extent there is any Letter of Credit outstanding as of such Commitment Increase Effective Date, each CI Lender shall be deemed to have acquired, and each Reducing Percentage Lender shall be deemed to have transferred, such portions of the existing participations in such Letter of Credit as shall cause the participations therein of all Lenders to be pro rata in accordance with the Applicable Percentages of all Lenders on such Commitment Increase Effective Date (after giving effect to the Commitment Increases of all Lenders).
Section 2.10    Interest.
(a)    Each Eurodollar Loan shall bear interest for each day during each Interest Period with respect thereto on the Principal Amount thereof at a rate per annum equal to the LIBO Rate for such Interest Period plus the Eurodollar Margin for such day. Each Alternate Base Rate Loan shall bear interest on the Principal Amount thereof at a fluctuating rate per annum equal to the Alternate Base Rate plus the Base Rate Margin. Each Swingline Loan shall bear interest on the Principal Amount of such Loan at a rate per annum equal, at the option of the Borrower, to (i) the Alternate Base Rate plus the applicable Base Rate Margin or (ii) the LIBO Rate for a one month Interest Period on such day (or if such day is not a Business Day, the immediately preceding Business Day) plus the applicable Eurodollar Margin. Upon the occurrence and continuance of any Event of Default occurring pursuant to Section 8.01(a), Section 8.01(f) or Section 8.01(g), all Loans outstanding and such overdue amount, in the case of a failure to pay amounts when due, shall automatically bear interest (as well after as before judgment), at a rate per annum which is two percent (2%) above the rate which would otherwise be applicable to such Loan pursuant to whichever of the three preceding sentences shall apply (the “Post-Default Rate”) until paid in full. Upon the occurrence and continuance of any Event of Default other than those listed in the previous sentence, all Loans outstanding shall bear interest at the Post-Default Rate upon the written election of the Majority Lenders. Interest shall be payable in arrears on each Interest Payment Date; provided, however, that interest payable on overdue principal shall be payable on demand.
(b)    Each Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a Eurodollar Loan, shall have an initial Interest Period as specified in such Borrowing Request. Thereafter, the Borrower may elect to continue such Borrowing to a different Type or to continue such Borrowing for an additional Interest Period (and elect Interest Periods therefor), all as provided in this Section. The Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall then and thereafter be considered a separate Borrowing. This Section, as it refers to Types of Loans, shall not apply to Swingline Loans, which may not be converted or continued.
(c)    To make an election pursuant to this Section, the Borrower shall notify the Administrative Agent of such election (the “Interest Election Request”) by telephone by the time that a Borrowing Request would be required under Section 2.03 if the Borrower were requesting a Borrowing of the Type resulting from such election to be made on the effective date of such election. Each such telephonic Interest Election Request shall be irrevocable and shall be confirmed promptly by hand delivery or facsimile to the Administrative Agent of a written Interest Election Request in a form approved by the Administrative Agent and signed by the Borrower.
(d)    Each telephonic and written Interest Election Request shall identify the Borrower and specify the following information in compliance with Section 2.03:

(i)    the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);
(ii)    the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;
(iii)    whether the resulting Borrowing is to be an Alternate Base Rate Borrowing or a Eurodollar Borrowing; and
(iv)    if the resulting Borrowing is a Eurodollar Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period.”
(e)    If any such Interest Election Request requests a Eurodollar Borrowing but does not specify an Interest Period, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration.
(f)    Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender of the details thereof and of such Lender’s obligation with respect to each resulting Borrowing.
(g)    If the Borrower fails to deliver a timely Interest Election Request with respect to a Eurodollar Loan prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be continued as an Alternate Base Rate Loan. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the request of the Majority Lenders, so notifies the Borrower, then, so long as such Event of Default is continuing (i) no outstanding Borrowing may be continued as a Eurodollar Loan, and (ii) unless repaid, each Eurodollar Loan shall be continued as an Alternate Base Rate Loan at the end of the Interest Period applicable thereto.
Section 2.11    Computation of Interest and Fees.
(a)    All interest, as well as fees and other charges calculated on a per annum basis, shall be computed for the actual days elapsed, based on a year of 360 days, provided that in the case of interest on Loans computed by reference to the Alternate Base Rate at times when the Alternate Base Rate is based on the Prime Rate, interest will be determined on the basis of a year of 365 days (or 366 days in a leap year). The Administrative Agent shall notify the Borrower and the Lenders of each determination of a LIBO Rate and of the interest rate applicable to each Swingline Loan. Any change in the interest rate resulting from a change in the Alternate Base Rate shall become effective as of the opening of business on the day on which such change in the applicable rate shall become effective. The Administrative Agent shall notify the Borrower and the Lenders of the effective date and the amount of each such change in the Alternate Base Rate.

(b)    The Administrative Agent shall, at the request of the Borrower, deliver to the Borrower a statement showing the computations used by the Administrative Agent in determining any interest rate pursuant to Section 2.11(a).
Section 2.12    Funding of Borrowings.
(a)    Each Lender shall make each Loan to be made by it hereunder on the proposed Borrowing Date thereof by wire transfer of immediately available funds by 3:00 p.m., New York City time, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders; provided that Swingline Loans shall be made as provided in Section 2.22. The Administrative Agent will make such Loans available to the Borrower by promptly crediting the amounts so received, in like funds, to an account of the Borrower designated by the Borrower in the applicable Borrowing Request; provided that Alternate Base Rate Loans made to finance the reimbursement of an LC Disbursement as provided in Section 2.05(e) shall be remitted by the Administrative Agent to the Issuing Bank making such LC Disbursement.
(b)    Unless the Administrative Agent shall have received notice from a Lender prior to the proposed time of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.12(a) and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then each such Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of a payment to be made by such Lender, the greater of the cost incurred by the Administrative Agent for making such Lender’s share of such Borrowing and a rate determined by the Administrative Agent in accordance with customary banking industry practices on interbank compensation with reasonable evidence thereof, or (ii) in the case of a payment to be made by the Borrower, the interest rate applicable to Alternate Base Rate Loans. If the Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period. If such Lender pays its share of the applicable Borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender’s Loan included in such Borrowing. Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.
(c)    Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or an Issuing Bank hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or such Issuing Bank, as the case may be, the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders and such Issuing Bank, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or such Issuing Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the cost incurred by the Administrative Agent for making such distributed amount and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.
Section 2.13    Pro Rata Treatment and Payments.
(a)    Each Borrowing by the Borrower from the Lenders, each payment (including each prepayment) by the Borrower on account of the principal of and interest on the Loans and on account of any fees hereunder, any reimbursement of LC Disbursements, and any reduction of the Commitments of the Lenders hereunder shall be made pro rata according to the Commitments, except that (i) payments or prepayments, and offsets against or reductions from the amount of payments and prepayments, in each case, specifically for the account of a particular Lender under the terms of Section 2.04, Section 2.09(b), Section 2.14, Section 2.15, Section 2.16, Section 2.21, Section 2.22, Section 10.03 or Section 10.13 shall be made for the account of such Lender (or the Swingline Lender in the case of Section 2.22), and (ii) if any Lender shall become a Defaulting Lender, from and after the date upon which such Lender shall have become a Defaulting Lender, any payment made on account of principal of or interest on the Loans shall be applied in accordance with Section 2.23(b). All payments (including prepayments) to be made by the Borrower on account of principal, interest, reimbursement of LC Disbursements and fees shall be made in immediately available funds without setoff or counterclaim and shall be made to the Administrative Agent on behalf of the Lenders (or on behalf of an Issuing Bank or the Swingline Lender, as the case may be) at the Administrative Agent’s office as notified to the Borrower from time to time at least five (5) Business Days before any change in such office. On the date of this Agreement, the office of the Administrative Agent is located at Wells Fargo Bank, National Association, Houston Energy Group, 1000 Louisiana Street, 9th Floor, MAC T0002-090, Houston, TX 77002, Attention of Mark Cox, Facsimile No.: (713) 319-1679. The Administrative Agent shall distribute such payments to the Lenders promptly upon receipt in like funds as received. Reimbursement of all LC Disbursements shall be made as required by Section 2.05(e).
(b)    If any payment hereunder (other than payments on the Eurodollar Loans) becomes due and payable on a day other than a Business Day, such payment shall be extended to the next succeeding Business Day, and with respect to payments of principal, interest thereon shall be payable at the then applicable rate during such extension. If any payment on a Eurodollar Loan becomes due and payable on a day other than a Business Day, the maturity thereof shall be extended to the next succeeding Business Day unless the result of such extension would be to extend such payment into another calendar month in which event such payment shall be made on the immediately preceding Business Day.
(c)    Except as provided in Section 2.04(c), Section 2.09(b), Section 2.14, Section 2.15, Section 2.16, Section 2.21, Section 2.24, Section 10.03, Section 10.13, and this Section 2.13, if any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans, LC Exposure, Swingline Exposure or

other obligations hereunder resulting in such Lender receiving payment of a proportion of the aggregate amount of its Loans and accrued interest thereon, LC Exposure, Swingline Exposure or other such obligations greater than its pro rata share thereof as provided herein, then the Lender receiving such greater proportion shall (x) notify the Administrative Agent of such fact, and (y) purchase (for cash at face value) participations in the Loans, LC Exposure, Swingline Exposure and such other obligations of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans, LC Exposure, Swingline Exposure and other amounts owing them; provided that:
(i)    if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and
(ii)    the provisions of this paragraph shall not be construed to apply to (A) any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender), or (B) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in LC Disbursements to any assignee or participant, other than to the Borrower or any Subsidiary or Affiliate thereof (as to which the provisions of this paragraph shall apply).
The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.
(d)    If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.05(d), Section 2.05(e), Section 2.09(b), Section 2.12(b) or Section 2.12(c), then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid.
Section 2.14    Increased Cost of Loans.
(a)    If any Change in Law shall:
(i)    impose, modify or hold applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets held by, or deposits or other liabilities in or for the account of, advances or loans by, or other credit extended or participated in by, or any other acquisition of funds by, any office of such Lender or such Issuing Bank;

(ii)    subjects any Lender or Issuing Bank to any Taxes (other than (A) Indemnified Taxes, or (B) Excluded Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or
(iii)    impose on such Lender or such Issuing Bank or the London interbank market any other condition, cost or expense (other than Taxes) affecting this Agreement, any Note or the Eurodollar Loans, or any Letter of Credit or participation therein;
and the result of any of the foregoing is to increase the cost to such Lender of making, converting to, continuing or maintaining any Loan (or of maintaining its obligation to make any such Loan) or to increase the cost to such Lender or such Issuing Bank of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce any amount received or receivable by such Lender or such Issuing Bank hereunder or under any Note (whether of principal, interest, or otherwise), then, in any such case, the Borrower shall pay such Lender or such Issuing Bank, as the case may be, upon written demand being made to the Borrower by such Lender or such Issuing Bank, as the case may be, such additional amount or amounts which will compensate such Lender or such Issuing Bank, as the case may be, for such amounts as such Lender or such Issuing Bank reasonably deems to be material with respect to this Agreement, the Notes, the Letters of Credit, or the Loans hereunder, provided, however, that if all or any such additional cost would not have been payable, or such reduction would not have occurred, but for such Lender’s or such Issuing Bank’s decision to designate a new Eurodollar Lending Office or Domestic Lending Office or refusal to change to another Eurodollar Lending Office or Domestic Lending Office as provided below, the Borrower shall have no obligation under this Section 2.14 to compensate such Lender or such Issuing Bank for such amount. Such demand shall be accompanied by a certificate of a duly authorized officer of such Lender or such Issuing Bank setting forth the amount of such payment and the basis therefor. Each Lender and each Issuing Bank shall also give written notice to the Borrower and the Administrative Agent of any event occurring after the date of this Agreement which would entitle such Lender or such Issuing Bank to compensation pursuant to this Section 2.14 as promptly as practicable after it obtains knowledge thereof and determines to request such compensation and will designate a different Eurodollar Lending Office or a Domestic Lending Office if such designation will avoid the need for, or reduce the amount of, such compensation and will not, in the sole opinion of such Lender, be disadvantageous to such Lender. Notwithstanding the foregoing, in the event that any Lender or Issuing Bank shall demand payment pursuant to this Section 2.14, the Borrower may, upon at least two (2) Business Days’ notice to the Administrative Agent and such Lender, continue in whole (but not in part) the Eurodollar Loans of such Lender into Alternate Base Rate Loans without regard to the requirements of Section 2.10.
(b)    If any Lender or any Issuing Bank shall have reasonably determined any Change in Law affecting such Lender or Issuing Bank or any lending office of such Lender or such Lender’s or Issuing Bank’s holding company, if any, regarding capital or liquidity requirements, has or would have the effect of reducing the rate of return on such Lender’s or such Issuing Bank’s capital, or in the capital of such Lender’s or Issuing Bank’s holding company, if any, as a consequence of its obligations hereunder to a level below that which such Lender or such Issuing Bank, or such Lender’s or such Issuing Bank’s holding company, could have achieved but for such Change in Law (taking into consideration such Lender’s or such Issuing Bank’s policies and the policies of such Lender’s or such Issuing Bank’s holding company with respect to capital adequacy and liquidity) by an amount reasonably deemed by such Lender to be material, then from time to time, after submission by such Lender or such Issuing Bank to the Borrower (with a copy to the Administrative Agent) of a written request therefor, the Borrower shall pay to such Lender or such Issuing Bank such additional amount or amounts as will compensate such Lender or Issuing Bank or such Lender’s or Issuing Bank’s holding company for such reduction from and after such date the Borrower receives the request; provided, however, that the foregoing shall not apply to any capital adequacy or liquidity requirement imposed solely by reason of any business combination effected after the date hereof.
(c)    A certificate of a Lender or an Issuing Bank setting forth the amount or amounts necessary to compensate such Lender or such Issuing Bank or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section 2.14 shall be delivered to the Borrower and shall be prima facie evidence of the amount of such payment. The Borrower shall pay such Lender or such Issuing Bank, as the case may be, the amount shown as due on any such certificate within ten (10) days after receipt thereof.
(d)    Failure or delay on the part of any Lender or any Issuing Bank to demand compensation pursuant to this Section 2.14 shall not constitute a waiver of such Lender’s or such Issuing Bank’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender or an Issuing Bank pursuant to this Section 2.14 for any increased costs incurred or reductions suffered more than 270 days prior to the date that such Lender or such Issuing Bank, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or such Issuing Bank’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 270-day period referred to above shall be extended to include the period of retroactive effect thereof.
Section 2.15    Illegality. Notwithstanding anything herein contained, if any Lender shall make a good faith determination that a Change in Law shall make it unlawful for such Lender to give effect to its obligations to make, continue or maintain its Eurodollar Loans under this Agreement, the obligation of such Lender to make, continue or maintain Eurodollar Loans hereunder shall be suspended for the duration of such illegality. Such Lender, by written notice to the Administrative Agent and the Borrower, shall declare that such Lender’s obligation to make Eurodollar Loans and to, continue and maintain Eurodollar Loans shall be suspended, and the Borrower, on the last day of the then current Interest Period applicable to such Eurodollar Loans or portion thereof or, if such Lender so requests, on such earlier date as may be required by relevant law, shall continue such Eurodollar Loans or portion thereof as Alternate Base Rate Loans without regard to the requirements of Section 2.10. If and when such illegality ceases to exist, such suspension shall cease and such Lender shall notify the Borrower and the Administrative Agent thereof and any Loans previously continued from Eurodollar Loans to Alternate Base Rate Loans pursuant to this Section 2.15 shall be continued as Loans of Types corresponding to the Loans maintained by the other Lenders on the last day of the Interest Period of the corresponding Eurodollar Loans of such other Lenders.
Section 2.16    Taxes.
(a)    Any and all payments by or on account of any obligation of the Borrower under each Loan Document shall be made free and clear of and without deduction or withholding for any Taxes, except as required by applicable law. If any applicable law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then (i) the sum payable shall be increased as necessary so that after making all required deductions or withholding (including deductions or withholding of Indemnified Taxes applicable to additional sums payable under this Section), the Administrative Agent, any Lender or any Issuing Bank (as the case may be) receives an amount equal to the sum it would have received had no such deductions or withholding of Indemnified Taxes been made, (ii) the applicable Withholding Agent shall make such deductions or withholding, and (iii) the applicable Withholding Agent shall pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law.
(b)    In addition, the Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.
(c)    The Borrower shall indemnify the Administrative Agent, each Lender and each Issuing Bank, within ten (10) days after written demand therefor, for the full amount of any Indemnified Taxes paid or payable by the Administrative Agent, such Lender or such Issuing Bank, as the case may be, on or with respect to any payment by or on account of any obligation of the Borrower under each Loan Document (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) and any reasonable out-of-pocket expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender or an Issuing Bank, or by the Administrative Agent on its own behalf or on behalf of a Lender or an Issuing Bank, shall be conclusive absent manifest error. Notwithstanding anything herein to the contrary, none of the Administrative Agent, any Lender or Issuing Bank shall be indemnified for any Indemnified Taxes hereunder unless the Administrative Agent, such Lender or Issuing Bank shall make written demand on Borrower for such reimbursement no later than 270 days after the earlier of (i) the date on which the relevant Governmental Authority makes written demand upon the Administrative Agent, such Lender or Issuing Bank for payment of such Indemnified Taxes, and (ii) the date on which the Administrative Agent, such Lender or Issuing Bank has made payment of such Indemnified Taxes; provided that if the Indemnified Taxes imposed or asserted giving rise to such claims are retroactive, then the 270-day period referred to above shall be extended to include the period of retroactive effect thereof.

(d)    As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Borrower to a Governmental Authority, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.
(e)    (i) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 2.16(e) (ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.
(ii)    Without limiting the generality of the foregoing,
(A)    any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed originals of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;
(B)    any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:
(i)    in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed originals of IRS Form W-8BEN or W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;
(ii)    executed originals of IRS Form W-8ECI;
(iii)    in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit D-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed originals of IRS Form W-8BEN or W-8BEN-E, as applicable; or
(iv)    to the extent a Foreign Lender is not the beneficial owner, executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, a U.S. Tax Compliance Certificate substantially in the form of Exhibit D-2 or Exhibit D-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit D-4 on behalf of each such direct and indirect partner;
(A)    any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed originals of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and
(B)    if a payment made to a Lender or the Administrative Agent under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender or Administrative Agent were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender or the Administrative Agent shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender or Administrative Agent has complied with its obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.
Each Lender and the Administrative Agent agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.
(f)    If the Administrative Agent or a Lender determines, in its sole discretion, that it has received a refund of any Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section 2.16, it shall pay over such refund to the Borrower (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section 2.16 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent or such Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided, however, that the Borrower, upon the request of the Administrative Agent or such Lender, agrees to forthwith repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender in the event the Administrative Agent or such Lender is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this Section 2.16(f), in no event will the Administrative Agent or any Lender be required to pay any amount to the Borrower pursuant to this Section 2.16(f) the payment of which would place the Administrative Agent or Lender in a less favorable net after-Tax position than the Administrative Agent or Lender would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. Nothing contained in this Section 2.16 shall require the Administrative Agent or any Lender to make available its tax returns (or any other information relating to its taxes which it deems confidential) to the Borrower or any other Person.
(g)    If the Borrower is required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.16, then such Lender shall (at the request of the Borrower) use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (a) would eliminate or reduce amounts payable pursuant to Section 2.16, in the future and (b) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(h)    For purposes of this Section 2.16, the term “Lender” includes any Issuing Bank and the term “applicable law” includes FATCA.
Section 2.17    Substitute Loan Basis. Unless and until a Replacement Rate is implemented in accordance with Section 2.25 below, in the event that prior to the commencement of any Interest Period for any Eurodollar Borrowing the Majority Lenders shall reasonably determine (which determination shall be final and conclusive and binding upon the Borrower) that (a) by reason of changes affecting the London Interbank Eurodollar Market, adequate and fair means do not exist for ascertaining the LIBO Rate for such requested Interest Period, or (b) the LIBO Rate will not adequately and fairly reflect the cost to such Lenders of making or maintaining their Loans included in such Borrowing for such Interest Period then, and in any such event, the Administrative Agent shall forthwith give notice to the Borrower and, (i) unless, on the date upon which such Eurodollar Loans were to be made, the Borrower notifies the Administrative Agent that it elects not to borrow on such date, any Eurodollar Loans requested to be made on the first day of such Interest Period shall be made as Alternate Base Rate Loans, (ii) any Loans that were to have been, on the first day of such Interest Period, continued as Eurodollar Loans, shall be continued as Alternate Base Rate Loans on the date upon which such Loans were to have been continued, and (iii) any outstanding Eurodollar Loans shall be continued, on the last day of the Interest Period applicable thereto, as Alternate Base Rate Loans on the date upon which such Loans are to be continued. The Administrative Agent shall give written notice to the Borrower of any event occurring after the giving of such notice which permits an adequate and fair means of ascertaining the LIBO Rate and until such notice by the Administrative Agent, no further Eurodollar Loans shall be made or continued as such, nor shall the Borrower have the right to continue as Eurodollar Loans.
Section 2.18    Certain Prepayments or Continuations. If the Eurodollar Loans of any Lender are prepaid or continued as Alternate Base Rate Loans pursuant to Section 2.14 or Section 2.15 (such Eurodollar Loans being herein called “Affected Loans”), unless and until such Lender gives written notice that the circumstances which gave rise to such prepayment or continuation no longer exist (which such Lender agrees to do promptly upon such circumstances ceasing to exist) such Lender shall not make further Affected Loans and all Loans which would otherwise be made by such Lender as, or continued by such Lender into, Affected Loans shall be made instead as, or continued as Alternate Base Rate Loans (on which interest and principal shall be payable simultaneously with the related Loans of the other Lenders).
Section 2.19    Certain Notices. Notices by the Borrower under each of Section 2.03, Section 2.05, Section 2.06, Section 2.07, Section 2.14, Section 2.17, and Section 2.10 and under the definition of “Interest Period” in Section 1.01 (a) shall (unless otherwise specifically provided) be given in writing, by facsimile or by telephone (confirmed promptly in writing), and (b) shall be effective only if received by the Administrative Agent and, in the case of Section 2.14, the Lender involved, not later than 11:30 a.m. (New York City time) on the day specified in the respective Section or definition as the latest day such notice may be given. Notices by the Borrower under each of Section 2.03, Section 2.05, Section 2.06, Section 2.07, Section 2.14, Section 2.17, and Section 2.10 shall be irrevocable.

Section 2.20    Minimum Amounts of Eurodollar Borrowings. All Borrowings and continuations of Loans hereunder and all selections of Interest Periods hereunder shall be in such amounts and be made pursuant to such elections so that, after giving effect thereto, the aggregate Principal Amount of the Loans comprising each Eurodollar Borrowing shall be equal to $5,000,000 or a whole multiple of $1,000,000 in excess thereof.
Section 2.21    Break Funding Payments In the event of (a) the payment of any Principal Amount of any Eurodollar Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the continuation of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, continue or prepay any Loan on the date specified in any notice delivered pursuant hereto, (d) the assignment of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower, then, in any such event, the Borrower shall compensate each Lender or each Issuing Bank for the loss, cost and expense attributable to such event. In the case of a Eurodollar Loan, such loss, cost or expense to any Lender shall be deemed to include an amount determined by such Lender to be the excess, if any, of (i) the amount of interest which would have accrued on the Principal Amount of such Loan had such event not occurred, at the LIBO Rate (in the case of a Eurodollar Loan) that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow or continue, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest which would accrue on such Principal Amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for dollar deposits of a comparable amount and period from other banks in the Eurodollar market. A certificate of any such Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to the Borrower and the Administrative Agent and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within ten (10) days after receipt thereof. Notwithstanding anything to the contrary contained herein, no Lender shall be entitled to receive any amount or amounts pursuant to this Section if such amount or amounts are attributable solely to the merger or other consolidation of such Lender with another Lender.
Section 2.22    Swingline Loans.
(a)    Subject to the terms and conditions set forth herein, the Swingline Lender agrees to make Swingline Loans to the Borrower from time to time during the Revolving Period, in an aggregate principal amount at any time outstanding that will not result in (i) the aggregate principal amount of outstanding Swingline Loans exceeding $150,000,000 or (ii) the total Credit Exposures exceeding the total Commitments; provided that the Swingline Lender shall not be required to make a Swingline Loan to refinance an outstanding Swingline Loan. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and reborrow Swingline Loans.
(b)    To request a Swingline Loan, the Borrower shall notify the Administrative Agent of such request by telephone (confirmed by facsimile), not later than 3:00 p.m., New York City time, on the day of a proposed Swingline Loan. Each such notice shall be irrevocable and shall specify the Borrower, the requested date (which shall be a Business Day) and amount of the requested Swingline Loan. The Administrative Agent will promptly advise the Swingline Lender of any such notice received from the Borrower. The Swingline Lender shall make each Swingline Loan available to the Borrower by means of a credit to the general deposit account of the Borrower with the Swingline Lender (or, in the case of a Swingline Loan made to finance the reimbursement of an LC Disbursement as provided in Section 2.05(e), by remittance to the Issuing Bank making such LC Disbursement) by 3:00 p.m., New York City time, on the requested date of such Swingline Loan.
(c)    The Swingline Lender may by written notice given to the Administrative Agent not later than 10:00 a.m., New York City time, on any Business Day require the Lenders to acquire participations on such Business Day in all or a portion of the Swingline Loans outstanding. Such notice shall specify the aggregate amount of Swingline Loans in which Lenders will participate. Promptly upon receipt of such notice, the Administrative Agent will give notice thereof to each Lender, specifying in such notice such Lender’s Applicable Percentage of such Swingline Loan or Loans. Each Lender hereby absolutely and unconditionally agrees, upon receipt of notice as provided above, to pay to the Administrative Agent, for the account of the Swingline Lender, such Lender’s Applicable Percentage of such Swingline Loan or Loans. Each Lender acknowledges and agrees that its obligation to acquire participations in Swingline Loans pursuant to this paragraph is absolute and unconditional and shall not be affected by any circumstance whatsoever, including the occurrence and continuance of a Default or Event of Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever. Each Lender shall comply with its obligation under this paragraph by wire transfer of immediately available funds, in the same manner as provided in Section 2.12 with respect to Loans made by such Lender (and Section 2.12 shall apply, mutatis mutandis, to the payment obligations of the Lenders), and the Administrative Agent shall promptly pay to the Swingline Lender the amounts so received by it from the Lenders. The Administrative Agent shall notify the Borrower of any participations in any Swingline Loan acquired pursuant to this paragraph, and thereafter payments in respect of such Swingline Loan shall be made to the Administrative Agent and not to the Swingline Lender. Any amounts received by the Swingline Lender from the Borrower (or other party on behalf of the Borrower) in respect of a Swingline Loan after receipt by the Swingline Lender of the proceeds of a sale of participations therein shall be promptly remitted to the Administrative Agent; any such amounts received by the Administrative Agent shall be promptly remitted by the Administrative Agent to the Lenders that shall have made their payments pursuant to this paragraph and to the Swingline Lender, as their interests may appear; provided that any such payment so remitted shall be repaid to the Swingline Lender or to the Administrative Agent, as applicable, if and to the extent such payment is required to be refunded to the Borrower for any reason. The purchase of participations in a Swingline Loan pursuant to this paragraph shall not relieve the Borrower of any default in the payment thereof.
(d)    So long as any Lender is a Defaulting Lender, the Swingline Lender shall not be required to fund any Swingline Loan unless it is satisfied that it will have no Fronting Exposure with respect thereto.

Section 2.23    Defaulting Lenders. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by applicable law:
(a)    Waivers and Amendments. Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in Section 10.02.
(b)    Reallocation of Payments. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity or otherwise, and including any amounts made available to the Administrative Agent for the account of such Defaulting Lender pursuant to Section 10.08), shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to an Issuing Bank and/or the Swingline Lender hereunder; third, to cash collateralize the Issuing Banks’ Fronting Exposure with respect to such Defaulting Lender in accordance with Section 2.05(k); fourth, if so determined by the Administrative Agent or requested by an Issuing Bank and/or the Swingline Lender, to be held as cash collateral for future funding obligations of such Defaulting Lender of any participation in any Swingline Loan or Letter of Credit; fifth, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; sixth, if so determined by the Administrative Agent and the Borrower, to be held in a non-interest bearing deposit account and released in order to satisfy obligations of such Defaulting Lender to fund Loans under this Agreement; seventh, to the payment of any amounts owing to the Administrative Agent, the Lenders, the Issuing Banks or the Swingline Lender as a result of any judgment of a court of competent jurisdiction obtained by the Administrative Agent, any Lender, any Issuing Bank or the Swingline Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; eighth, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and ninth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (i) such payment is a payment of the principal amount of any Revolving Loans or funded participations in Swingline Loans or Letters of Credit in respect of which such Defaulting Lender has not fully funded its appropriate share and (ii) such Revolving Loans or funded participations in Swingline Loans or Letters of Credit were made at a time when the conditions set forth in Section 7.02 were satisfied or waived, such payment shall be applied solely to pay the Revolving Loans of, and funded participations in Swingline Loans or Letters of Credit owed to, all non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Revolving Loans of, or funded participations in Swingline Loans or Letters of Credit owed to, such Defaulting Lender until such time as all Loans and funded and unfunded participations in LC Disbursements and Swingline Loans are held by the Lenders pro rata in accordance with the Commitments without giving effect to Section 2.23(c). Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post cash collateral pursuant to this Section 2.23(b) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.
(c)    Reallocation of Applicable Percentages to Reduce Fronting Exposure; Prepayment of Swingline Loans and Cash Collateralization of Issuing Banks’ Fronting Exposure. For purposes of computing the amount of the obligation of each non-Defaulting Lender to acquire, refinance or fund participations in Letters of Credit or Swingline Loans pursuant to Section 2.05 and Section 2.22, the Applicable Percentage of each non-Defaulting Lender shall be computed without giving effect to the Commitment of such Defaulting Lender; provided that (i) each such reallocation shall be given effect only if, at the date the applicable Lender becomes a Defaulting Lender, no Default or Event of Default exists, (ii) the aggregate obligation of each non-Defaulting Lender to acquire, refinance or fund participations in Letters of Credit and Swingline Loans shall not exceed the positive difference, if any, of (A) the Commitment of that non-Defaulting Lender minus (B) the aggregate outstanding principal amount of the Revolving Loans of that Lender and (iii) such reallocation does not cause any non-Defaulting Lender’s Credit Exposure to exceed its Commitment. If the foregoing reallocation cannot, or can only partially, be effected, the Borrower shall within two (2) Business Days following notice by the Administrative Agent, without prejudice to any right or remedy available to it hereunder or under law, (x) first, prepay Swingline Loans in an amount equal to the Swingline Lender’s Fronting Exposure and (y) second, cash collateralize the Issuing Banks’ Fronting Exposure in accordance with the procedures set forth in Section 2.05(k).
(d)    Certain Fees. For any period during which such Lender is a Defaulting Lender, such Defaulting Lender (i) shall not be entitled to receive any Facility Fee pursuant to Section 2.04 (and the Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to such Defaulting Lender) and (ii) shall not be entitled to receive any LC Fees pursuant to Section 2.04 otherwise payable to the account of a Defaulting Lender with respect to any Letter of Credit as to which such Defaulting Lender has not provided cash collateral or other credit support arrangements satisfactory to Issuing Banks pursuant to this Section 2.23, but instead, the Borrower shall pay to the non-Defaulting Lenders the amount of such LC Fees in accordance with the upward adjustments in their respective Applicable Percentages allocable to such Letter of Credit pursuant to Section 2.23(c), with the balance of such LC Fee, if any, payable to the Issuing Bank thereof for its own account.
(e)    Defaulting Lender Cure. If the Borrower, the Administrative Agent, the Swingline Lender and the Issuing Banks agree in writing in their sole discretion that a Defaulting Lender should no longer be deemed to be a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any cash collateral), that Lender will, to the extent applicable, purchase at par that portion of outstanding Revolving Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Revolving Loans and funded and unfunded participations in Letters of Credit and Swingline Loans to be held on a pro rata basis by the Lenders in accordance with their Applicable Percentages (without giving effect to Section 2.23(c)), whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while such Lender was a Defaulting

Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from such Lender’s having been a Defaulting Lender.
(f)    New Swingline Loans/Letters of Credit. So long as any Lender is a Defaulting Lender, (i) the Swingline Lender shall not be required to fund any Swingline Loans except as provided in Section 2.22(d) and (ii) no Issuing Bank shall be required to issue, extend, renew or increase any Letter of Credit except as provided in Section 2.05(k).
Section 2.24    Extension of Maturity.
(a)    Not earlier than 30 days prior to the first anniversary of the Effective Date, nor later than 30 days prior to the Maturity Date, the Borrower may (but in no event (i) on more than two occasions during the term of this Agreement, or (ii) more frequently than once in any period of twelve consecutive calendar months), upon notice to the Administrative Agent (which shall promptly notify the Lenders), request a one-year extension of the Maturity Date. Within 20 days of delivery of such notice, each Lender shall notify the Administrative Agent whether or not it consents to such extension (which consent may be given or withheld in such Lender’s sole and absolute discretion). Any Lender not responding within the above time period shall be deemed not to have consented to such extension. The Administrative Agent shall promptly notify the Borrower and the Lenders of the Lenders’ responses.
(b)    The Maturity Date shall be extended if Majority Lenders (the “Consenting Lenders”) have consented thereto. If so extended, the Maturity Date, as to the Consenting Lenders, shall be extended to the date which is one year after the Maturity Date then in effect, effective as of the date the Administrative Agent has received the documents required to be delivered by Section 2.24(c)(iii) (the “Extension Effective Date”). The Administrative Agent and the Borrower shall promptly confirm to the Lenders such extension and the Extension Effective Date.
(c)    Notwithstanding the foregoing, the extension of the Maturity Date pursuant to this Section 2.24 shall not be effective with respect to any Lender unless:
(i)    on and as of the Extension Effective Date, no event has occurred and is continuing or would result from such extension which constitutes an Event of Default or a Default;
(ii)    both before and after giving effect to such extension, the representations and warranties contained in this Agreement are true and accurate in all material respects (unless qualified by materiality or Material Adverse Change, in which case such representation and warranty is true and accurate in all respects) on and as of the Extension Effective Date as though made on and as of such date (except to the extent that such representations and warranties relate solely to an earlier date, and except that for purposes of this Section 2.24, the representations and warranties contained in Section 3.01(f) shall be deemed to refer to the most recent statements furnished pursuant to Sections 4.01(a) and (b)); and

(iii)    the Borrower shall have delivered to the Administrative Agent (A) copies of corporate resolutions certified by the Secretary or Assistant Secretary of the Borrower, or such other evidence as may be satisfactory to the Administrative Agent, demonstrating that the Borrower’s incurrence of indebtedness hereunder with a Maturity Date as extended pursuant to this Section 2.24 has been duly authorized by all necessary corporate action and (B) a certificate signed by a responsible officer dated as of the Extension Effective Date certifying as to the matters set forth in clauses (i) and (ii) above.
(d)    If any Lender does not consent to the extension of the Maturity Date as provided in this Section 2.24 (a “Declining Lender”), the Borrower shall have the right to replace such Lender in accordance with Section 10.13(b).
(e)    The Borrower shall pay any Loans outstanding on the Maturity Date (prior to giving effect to any extension) as to any Declining Lenders, and pay any additional amounts required pursuant to Section 2.21.
Section 2.25    Alternate Rate of Interest. Notwithstanding anything to the contrary in Section 2.17 above, if the Administrative Agent has made the determination (such determination to be conclusive absent manifest error) that (i) the circumstances described in Section 2.17(a) have arisen and that such circumstances are unlikely to be temporary, (ii) the LIBO Rate is no longer a widely recognized benchmark rate for newly originated loans in the U.S. syndicated loan market in Dollars or (iii) the applicable supervisor or administrator (if any) of the LIBO Rate specified herein or any Governmental Authority having or purporting to have jurisdiction over the Administrative Agent has made a public statement identifying a specific date after which the LIBO Rate specified herein shall no longer be used for determining interest rates for loans in the U.S. syndicated loan market in Dollars, then the Administrative Agent may, to the extent practicable (as determined by the Administrative Agent to be generally in accordance with similar situations in other transactions in which it is serving as administrative agent or otherwise consistent with market practice generally) and subject to Borrower’s consent, establish a replacement interest rate (the “Replacement Rate”) to the LIBO Rate, in which case, the Replacement Rate shall, subject to the next two sentences, replace the LIBO Rate for all purposes under the Loan Documents unless and until (A) an event described in Section 2.17(a) or clauses (i), (ii) or (iii) above occurs with respect to the Replacement Rate or (B) the Administrative Agent (or the Majority Lenders through the Administrative Agent) notifies the Borrower that the Administrative Agent has, or the Majority Lenders have, reasonably determined that the Replacement Rate does not adequately and fairly reflect the cost to the Lenders of funding the Loans bearing interest at the Replacement Rate. In connection with the establishment and application of the Replacement Rate, this Agreement and the other Loan Documents shall be amended solely with the consent of the Administrative Agent and the Borrower, as may be necessary or appropriate, in the opinion of the Administrative Agent and the Borrower, to effect the provisions of this Section 2.25. Notwithstanding anything to the contrary in this Agreement or the other Loan Documents (including, without limitation, Section 10.02), such amendment shall become effective without any further action or consent of any other party to this Agreement or such other Loan Documents so long as the Administrative Agent shall not have received, within five (5) Business Days of the delivery of such amendment to the Lenders, a written notice signed by Lenders constituting Majority Lenders stating that such Lenders object to such amendment (which such notice shall note with specificity the particular provisions of the amendment to which such Lenders object).
ARTICLE III
REPRESENTATIONS AND WARRANTIES
Section 3.01    Representations of the Borrower. The Borrower represents and warrants to the Administrative Agent, the Lenders and the Issuing Banks that:
(a)    Each of the Borrower and each Subsidiary has been duly formed and is validly existing and in good standing under the laws of the jurisdiction of its organization and is qualified to do business as a foreign entity and is in good standing in each jurisdiction of the United States in which the ownership of its properties or the conduct of its business requires such qualification and where the failure to so qualify would constitute a Material Adverse Change.
(b)    Each Loan Document has been duly authorized, executed and delivered by the Borrower and such Loan Document constitutes a valid and binding agreement of the Borrower, enforceable in accordance with its terms, subject to the effect of applicable bankruptcy, insolvency, fraudulent conveyance, reorganization and other similar laws affecting creditors’ rights generally and general principals of equity (whether considered in a proceeding in equity or law). There are no actions, suits or proceedings pending or, to the knowledge of the Borrower or any Subsidiary, threatened against the Borrower or any Subsidiary which purports to affect the legality, validity or enforceability of this Agreement or any other Loan Document.
(c)    The execution, delivery and performance of each Loan Document by the Borrower will not violate or conflict with (i) the organizational documents of the Borrower or any Subsidiary, as in effect on the Effective Date or (ii) any indenture, loan agreement or other similar agreement or instrument binding on the Borrower or any Subsidiary.
(d)    The Borrower and its Subsidiaries are in compliance with all laws, rules, regulations, orders, decrees and requirements of any Governmental Authority applicable to them or their properties, except where the necessity of compliance therewith is being contested in good faith by appropriate proceedings or such failure to comply would not have or would not reasonably be expected to cause a Material Adverse Change. The Borrower has implemented and maintains in effect policies and procedures designed to ensure compliance by the Borrower, its Subsidiaries and their respective directors, officers, employees and agents (acting in their capacity as an agent for the Borrower) with Anti-Corruption Laws and applicable Sanctions, and the Borrower, its Subsidiaries and their respective officers and employees and to the knowledge of the Borrower its directors and agents (acting in their capacity as an agent for the Borrower), are in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects. None of (i) the Borrower, any of its Subsidiaries or, to the knowledge of the Borrower, any of their respective directors, officers or employees, or (ii) to the knowledge of the Borrower, any agent of the Borrower or any of its Subsidiaries (acting in its capacity as an agent for the Borrower or any of its Subsidiaries) that will act in any capacity in connection with the credit facility established hereby, is a Sanctioned Person or received notice from, or made a voluntary disclosure to, any governmental authority that enforces

Sanctions or any Anti-Corruption Laws regarding a possible violation of Anti-Corruption Laws or Sanctions. To the knowledge of the Borrower, none of the Borrower, any of its Subsidiaries, any of their respective directors, officers or employees, or any agent of the Borrower or any of its Subsidiaries (acting in its capacity as an agent for the Borrower or any of its Subsidiaries) that will act in any capacity in connection with the credit facility established hereby, is under administrative, civil or criminal investigation by a governmental authority that enforces Sanctions or any Anti-Corruption Laws for an alleged violation of Anti-Corruption Laws or Sanctions. No proceeds of any Loan or any Letter of Credit have been or will be used in a manner prohibited under Section 4.04(c).
(e)    On the Effective Date there are no actions, suits, proceedings or investigations pending or, to the knowledge of the Borrower, threatened against the Borrower or any Subsidiary before any Governmental Authority as to which, in the opinion of the Borrower, there is a reasonable possibility of an adverse determination and that, if adversely determined, could reasonably be expected, individually or in the aggregate, to constitute a Material Adverse Change.
(f)    The consolidated balance sheets of the Borrower and its consolidated Subsidiaries as of December 31, 2016, and the related consolidated statements of income, partners’ (or stockholders’) equity and cash flows for each of the years in the three-year period ended December 31, 2016, audited by KPMG LLP, present fairly, in all material respects, the consolidated financial position of the Borrower and its consolidated Subsidiaries as of December 31, 2016, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2016, in conformity with GAAP applied on a consistent basis.
(g)    There has been no Material Adverse Change since the date of the Borrower’s most recent audited financial statements.
(h)    Neither the Borrower nor any Subsidiary is an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940.
(i)    No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, could reasonably be expected to result in a Material Adverse Change. The present value of all accumulated benefit obligations of all underfunded Plans subject to Title IV of ERISA (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87 or any successor thereto) did not, as of the date of the most recent financial statements reflecting such amounts, exceed the fair market value of the assets of all such underfunded Plans by an amount that could reasonably be expected to be a Material Adverse Change.
(j)    Neither the Information Memorandum nor any of the other reports, financial statements, certificates or other information furnished by or on behalf of the Borrower to the Agents or any Lender in connection with the negotiation of this Agreement or delivered hereunder (as modified or supplemented by other information so furnished), taken as a whole, contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information, the Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time, it being understood that projections by their nature are inherently uncertain and no assurances are being given that the results reflected in the projected financial information will be achieved.
(k)    The General Partner has filed all United States Federal income tax returns and all other material tax returns and reports required to be filed (or obtained extensions with respect thereto) and has paid all taxes required to have been paid by it, except (i) taxes the validity of which is being contested in good faith by appropriate proceedings, and with respect to which the General Partner, to the extent required by GAAP, has set aside on its books adequate reserves or (ii) to the extent the failure to do so (individually or collectively) would not reasonably be expected to result in a Material Adverse Change.
(l)    Except as would not reasonably be expected to result in a Material Adverse Change, each of the real properties owned or leased by the Borrower or any of its Subsidiaries and all their operations at such properties are in compliance with all applicable Environmental Laws and neither the Borrower nor any of its Subsidiaries has received any notice regarding violation of any Environmental Law with respect to the properties or the businesses operated by the Borrower or any of its Subsidiaries.
(m)    No Event of Default has occurred and is continuing.
(n)    The Borrower and its Subsidiaries are not engaged principally, or as one of its or their important activities, in the business of extending credit for the purpose, whether immediate, incidental or ultimate, of buying or carrying margin stock (within the meaning of the Margin Regulations).
(o)    The Borrower and each of its Subsidiaries is and, after the consummation of the Transactions, will be “solvent” within the meaning of such term under the United States Bankruptcy Code.

ARTICLE IV
AFFIRMATIVE COVENANTS
Until all Commitments have expired or been terminated and the principal of and interest on each Loan and all fees payable hereunder shall have been paid in full, all Letters of Credit shall have expired or terminated, and all LC Disbursements shall have been reimbursed, the Borrower covenants and agrees with the Lenders that:
Section 4.01    Financial Statements and Other Information. The Borrower will furnish to the Administrative Agent and each Lender:
(a)    Within the period required by applicable law (and concurrently with the filing thereof with the Commission), copies of the annual reports, information, documents and other reports (or copies of such portions of any of the foregoing as the Commission may from time to time by rules and regulations prescribe) which the Borrower may be required to file with the Commission pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934; or, if the Borrower is not required to file information, documents or reports pursuant to either of said Sections, then such of the supplementary and periodic information, documents and reports which may be required pursuant to Section 13 of the Securities Exchange Act of 1934 in respect of a security listed and registered on a national securities exchange as may be prescribed from time to time in such rules and regulations; provided, however, that the Borrower shall be deemed to have furnished the information required by this Section 4.01(a) if it shall have timely made the same available on “EDGAR” on the worldwide web and complied with Section 4.01(e) in respect thereof.
(b)    Within sixty (60) days after the close of each of the first three quarters of each fiscal year of the Borrower, a statement by a responsible officer of the Borrower calculating compliance or non-compliance, as the case may be, with Section 5.01 as of the close of such period and stating whether to the knowledge of the Borrower an event has occurred during such period and is continuing which constitutes an Event of Default or a Default, and, if so, stating the facts with respect thereto.
(c)    Within one hundred twenty (120) days after the close of each fiscal year of the Borrower, a statement by a responsible officer of the Borrower calculating compliance or non-compliance, as the case may be, with Section 5.01 as of the close of such period and stating whether to the knowledge of the Borrower an event has occurred during such period and is continuing which constitutes an Event of Default or a Default, and, if so, stating the facts with respect thereto.
(d)    Such other information respecting the financial condition or operations of the Borrower and its Subsidiaries as the Administrative Agent or any Lender may from time to time reasonably request.
(e)    Information required to be delivered pursuant to Section 4.01(a) above shall be deemed to have been delivered on the date on which the Borrower provides notice to the Administrative Agent that such information has been posted on EDGAR.
Section 4.02    Notices of Material Events. The Borrower will furnish to the Administrative Agent and each Lender prompt written notice of the following:
(a)    the occurrence of any Event of Default;
(b)    the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against or affecting the Borrower that if adversely determined, could reasonably be expected to result in a Material Adverse Change; and
(c)    any other development that results in, or could reasonably be expected to result in, a Material Adverse Change.
Each notice delivered under this Section 4.02 shall be accompanied by a statement of a Financial Officer or other executive officer of the Borrower setting forth the details of the event or development requiring such notice and any action taken with respect thereto.

Section 4.03    Compliance with Laws. The Borrower will, and will cause each of the Subsidiaries to, comply with all laws, rules, regulations and orders of any Governmental Authority (including Anti-Corruption Laws and Sanctions) applicable to it or its property, except where the necessity of compliance therewith is being contested in good faith by appropriate proceedings or where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Change. The Borrower will maintain in effect and enforce policies and procedures designed to ensure compliance by the Borrower, its Subsidiaries and their respective directors, officers, employees and agents (acting in their capacity as agents for the Borrower or any of its Subsidiaries) with Anti-Corruption Laws and applicable Sanctions.
Section 4.04    Use of Proceeds.
(a)    The proceeds of the Loans and the Letters of Credit shall be used to refinance outstanding Indebtedness under the Existing Revolving Credit Agreement, to repay Swingline Loans and to provide working capital and to provide funding in connection with capital expenditures, acquisitions and other general corporate purposes.
(b)    No part of the proceeds of any Loan or Letter of Credit will be used for any purpose which violates the Margin Regulations.
(c)    The Borrower will not request any Loan or Letter of Credit, and the Borrower shall not use, and shall ensure that its Subsidiaries (and shall take reasonable measures to ensure that its or their respective directors, officers, employees and agents (acting in their capacity as agents for the Borrower)) shall not use, the proceeds of any Loan or Letter of Credit (i) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws or (ii) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country.
Section 4.05    Maintenance of Property; Insurance.
(a)    The Borrower will keep, and will cause each of its Subsidiaries to keep, all property useful and necessary in its business in good working order and condition, ordinary wear and tear excepted, except where the failure to do so could not reasonably be expected to result in a Material Adverse Change.
(b)    The Borrower will at all times maintain, with financially sound and reputable insurers, insurance of the kinds, covering the risks and in the relative proportionate amounts (including as to self-insurance) customarily carried by companies engaged in the same or similar business and similarly situated; provided that the Borrower shall not be required to maintain insurance against risks or in amounts no longer economically available on a de novo or renewal basis, as applicable, to other companies engaged in the same or similar business and similarly situated.
Section 4.06    Books and Records; Inspections. The Borrower will keep, and will cause each of its Subsidiaries to keep, complete and accurate books and records of its transactions in accordance with good accounting practices on the basis of GAAP (including the establishment and maintenance of appropriate reserves). The Borrower will, and will cause each of its Subsidiaries to, permit any representatives designated by the Administrative Agent, upon reasonable prior notice, to visit and inspect its properties, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its officers and independent accountants, all at such reasonable times and as often as reasonably requested. In the absence of an Event of Default and notwithstanding anything to the contrary in Section 10.03, the Borrower shall not be required to pay for more than one such visit in any year.
Section 4.07    Payment of Obligations. The Borrower will, and will cause each of its Subsidiaries to, pay its obligations, including material Tax liabilities of the Borrower and all of its Subsidiaries before the same shall become delinquent or in default, except where (i) (A) the validity or amount thereof is being contested in good faith by appropriate proceedings, and (B) the Borrower or such Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP or (ii) the failure to make payment could not reasonably be expected to result in a Material Adverse Change.
Section 4.08    Material Contracts. The Borrower will comply, and will cause its Subsidiaries to comply, with all contracts necessary for the ongoing operation and business of the Borrower or such Subsidiary in the ordinary course, except where the failure to comply would not have or would not reasonably be expected to cause a Material Adverse Change.
Section 4.09    EEA Financial Institution. The Borrower is not an EEA Financial Institution.

ARTICLE V
FINANCIAL COVENANT
Until all Commitments have expired or been terminated and the principal of and interest on each Loan and all fees payable hereunder shall have been paid in full, all Letters of Credit shall have expired or terminated, and all LC Disbursements shall have been reimbursed, the Borrower covenants and agrees with the Lenders that:
Section 5.01    Consolidated Leverage Ratio. The Consolidated Leverage Ratio, as at the end of each fiscal quarter of the Borrower (beginning with the fiscal quarter ending December 31, 2017), shall be less than or equal to 5.00 to 1.00, except with respect to any fiscal quarter ending in the 270-day period immediately following a Permitted Acquisition, in which case the Consolidated Leverage Ratio shall be less than or equal to 5.50 to 1.00.
ARTICLE VI
NEGATIVE COVENANTS
Until all Commitments have expired or been terminated and the principal of and interest on each Loan and all fees payable hereunder shall have been paid in full, all Letters of Credit shall have expired or terminated, and all LC Disbursements shall have been reimbursed, the Borrower covenants and agrees with the Lenders that:
Section 6.01    Nature of Business. The Borrower will not, nor will it permit its Subsidiaries to (whether now owned or acquired or formed subsequent to the Effective Date), materially alter the character of its or their business on a consolidated basis from the midstream energy business.
Section 6.02    Liens. The Borrower will not create, assume or suffer to exist any Lien on any asset now owned or hereafter acquired by it or any of its Subsidiaries, except for the following:
(a)    Liens for taxes, assessments or other governmental or quasi-governmental charges or levies not yet due or which are being contested in good faith by appropriate proceedings and with respect to which adequate reserves or other appropriate provisions are being maintained in accordance with GAAP;
(b)    statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, materialmen and interest owners of oil and gas production and other Liens imposed by law, created in the ordinary course of business and for amounts not past due for more than 60 days or which are being contested in good faith by appropriate proceedings which are sufficient to prevent imminent foreclosure of such Liens, are promptly instituted and diligently conducted and with respect to which adequate reserves or other appropriate provisions are being maintained in accordance with GAAP;
(c)    Liens incurred or deposits made in the ordinary course of business (including, without limitation, surety bonds and appeal bonds) in connection with workers’ compensation, unemployment insurance and other types of social security benefits or to secure the performance of tenders, bids, leases, contracts (other than for the repayment of Indebtedness), statutory obligations and other similar obligations or arising as a result of progress payments under government contracts;
(d)    easements (including, without limitation, reciprocal easement agreements and utility agreements), rights of way, covenants, consents, reservations, encroachments, variations and other restrictions, charges or encumbrances (whether or not recorded) affecting the use of real property;
(e)    Liens with respect to judgments and attachments which do not result in an Event of Default;
(f)    Liens created pursuant to construction, operating and maintenance agreements, transportation agreements and other similar agreements and related documents entered into in the ordinary course of business;
(g)    Liens, deposits or pledges to secure the performance of bids, tenders, contracts (other than contracts for the payment of money), leases permitted under the terms of this Agreement (other than Capital Leases), public or statutory obligations, surety, stay, appeal, indemnity, performance or other obligations arising in the ordinary course of business;
(h)    Liens securing obligations under Capital Leases; provided that (i) any such Liens attach only to the property which is the subject of such Capital Lease, (ii) such Liens secure only the Indebtedness comprised of such Capital Lease and (iii) the aggregate Indebtedness being secured by such Liens does not exceed at any one time calculated as of the date such Capital Lease is created ten percent 10% of Consolidated Net Tangible Assets;
(i)    Liens (1) securing Acquired Indebtedness and (2) on any asset securing Indebtedness incurred or assumed for the purpose of financing all or any part of the cost of acquiring such asset; provided that, in the case of clause (2), such Lien attaches to such asset concurrently with or within 365 days after the acquisition thereof;
(j)    rights of first refusal entered into in the ordinary course of business;
(k)    Liens consisting of any (i) rights reserved to or vested in any municipality or governmental, statutory or public authority to control or regulate any property of the Borrower or any Subsidiary or to use such property, (ii) obligations or duties to any municipality or public authority with respect to any franchise, grant, license, lease or permit and the rights reserved or vested in any Governmental Authority or public utility to terminate any such franchise, grant, license, lease or permit or to condemn or expropriate any property, or (iii) zoning laws, ordinances or municipal regulations;
(l)    Liens on deposits required by any Person with whom the Borrower or any of its Subsidiaries enters into forward contracts, futures contracts, swap agreements (including interest rate swap agreements) or other commodities contracts in the ordinary course of business;

(m)    Liens arising out of the refinancing, extension, renewal or refunding of any Indebtedness secured by any Lien permitted by this Section 6.02; provided that the principal amount of such Indebtedness is not increased (other than to provide for the payment of any underwriting discounts and fees related to any refinancing Indebtedness as well as any premiums owed on and accrued and unpaid interest related to the original Indebtedness) and is not secured by any additional assets;
(n)    Liens securing other obligations in an amount not to exceed, in the aggregate, at any one time, calculated as of the date such Lien is incurred, 15% of Consolidated Net Tangible Assets (and, for purposes of this Section 6.02(n), with respect to any such secured Indebtedness of a Joint Venture of the Borrower with no recourse to the Borrower or any Wholly Owned Subsidiary thereof, no portion of such Indebtedness shall be included in calculating compliance herewith), provided that, if the amount of such other obligations secured by Liens exceeds the amount specified above, then at the time such Liens to secure such other obligations are granted, the Loans, LC Exposure and other obligations under this Agreement and other Loan Documents shall be secured equally and ratably with such other obligations; and
(o)    Liens pursuant to any Loan Document (including any documents entered into in order to cash collateralize any Fronting Exposure).
Section 6.03    Transactions with Affiliates. The Borrower will not, and will not permit any of its Subsidiaries to, directly or indirectly, pay any funds to or for the account of, make any investment in, lease, sell, transfer or otherwise dispose of any assets, tangible or intangible, to, or participate in, or effect, any transaction with, any officer, director, employee or Affiliate (other than the Borrower or one of its Subsidiaries) unless such transaction between the Borrower and its Subsidiaries on the one hand and any officer, director, employee or Affiliate (other than the Borrower or one of its Subsidiaries) on the other hand, shall be on terms that are fair and reasonable to the Borrower or such Subsidiary; provided that the foregoing provisions of this Section 6.03 shall not (a) prohibit the Borrower or any Subsidiary from declaring or paying any lawful dividend or distribution otherwise permitted hereunder, (b) prohibit the Borrower or any Subsidiary from providing credit support for its Subsidiaries as it deems appropriate in the ordinary course of business, (c) prohibit the Borrower or any Subsidiary from engaging in a transaction or transactions on terms that are not fair and reasonable to such Person, provided that such transaction or transactions occurs within a related series of transactions, which, in the aggregate, are fair and reasonable to such Person, (d) prohibit the Borrower or any Subsidiary from engaging in non-material transactions with any Affiliate other than the Borrower or any Subsidiary that are not fair and reasonable to such Person, but are in the ordinary course of such Person’s business, so long as, in each case, after giving effect thereto, no Default or Event of Default shall have occurred and be continuing, (e) prohibit the Borrower or any Subsidiary from entering into or performing its obligations under any of the agreements listed on Schedule II or any amendments, modifications or replacements thereto that, in the aggregate, are not materially adverse to the Borrower or any Subsidiary party thereto, or (f) prohibit the Borrower or any Subsidiary from compensating its employees and officers in the ordinary course of business; provided, further, that a finding by the Board of Directors of General Partner that a transaction or series of transactions is on terms which are fair and reasonable to the Borrower or any Subsidiary shall be dispositive.

Section 6.04    Indebtedness. The Borrower will not create, incur or assume any Indebtedness (including Acquired Indebtedness) unless at the time of the incurrence thereof and after giving effect thereto no Default or Event of Default shall have occurred and be continuing. The Borrower will not permit its Subsidiaries to create, incur or assume any Indebtedness, except (i) Indebtedness in an aggregate amount not to exceed, at any one time outstanding as of the date such Indebtedness is incurred, the lesser of (A) 20% of Consolidated Net Tangible Assets less, if the Loans, LC Exposure and other obligations under this Agreement have not been secured as contemplated under Section 6.02(n), the amount of Indebtedness secured under Section 6.02(n) and (B) 15% of Consolidated Net Tangible Assets and (ii) Acquired Indebtedness.
Notwithstanding the foregoing paragraph, the Borrower and its Subsidiaries may, at any time, create, incur or assume the following Indebtedness:
(a)    Indebtedness under the Loan Documents;
(b)    Indebtedness owed to the Borrower or to another Subsidiary;
(c)    obligations (contingent or otherwise) of the Borrower or any Subsidiary existing or arising under hedging agreements or other derivative products; provided that, such obligations are (or were) entered into by such Person in the ordinary course of business for the purpose of directly mitigating risks associated with liabilities, commitments, investments, assets, or property held or reasonably anticipated by such Person, or changes in the value of securities issued by such Person, and not for purposes of speculation or taking a “market view”;
(d)    current liabilities of the Borrower or its Subsidiaries incurred in the ordinary course of business but not incurred through (i) the borrowing of money or (ii) the obtaining of credit except for credit on an open account basis customarily extended and in fact extended in connection with normal purchases of goods and services;
(e)    guarantees of Extensions of Credit hereunder; and
(f)    Indebtedness in respect of taxes, assessments, governmental charges or levies and claims for labor, materials and supplies to the extent that payment therefor shall not at the time be required to be made in accordance with the provisions of this Agreement.
Section 6.05    Restricted Payments. The Borrower will not, nor will it permit its Subsidiaries to, declare or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so, unless no Event of Default has occurred and is continuing under Sections 8.01(a), (e), (f) or (g) or under Section 8.01(d) as a result of a breach of Section 5.01, or in any such case would result therefrom.
Section 6.06    [Reserved].
Section 6.07    Limitations on Sales and Leasebacks. The Borrower will not, and will not permit any Subsidiary to, enter into any arrangement with any bank, insurance company or other lender or investor (not including the Borrower or any Subsidiary) or to which any such lender or investor is a party, providing for the leasing by the Borrower or a Subsidiary for a period, including renewals, in excess of three years, of any property which has been or is to be sold or transferred more than one hundred eighty (180) days after the completion of construction and commencement of full operation thereof, by the Borrower or any Subsidiary to such lender or investor or to any Person to whom funds have been or are to be advanced by such lender or investor on the security of such property unless the Borrower, within one hundred eighty (180) days after the sale or transfer shall have been made by the Borrower or by a Subsidiary, applies an amount equal to the greater of (i) the net proceeds of the sale of the property sold and leased back pursuant to such arrangement or (ii) the net amount (after deducting applicable reserves) at which such property is carried on the books of the Borrower or such Subsidiary at the time of entering into such arrangement, to the repayment of outstanding Indebtedness of the Borrower.
Section 6.08    Fundamental Changes. The Borrower shall not consolidate with or merge into any other Person or convey, transfer or lease its properties and assets substantially as an entirety to any Person unless:
(a)    (i) in the case of a merger or amalgamation, the Borrower is the surviving entity; or (ii) the Person formed by such consolidation or into which the Borrower is merged or the Person which acquires by conveyance or transfer, or which leases, the properties and assets of the Borrower substantially as an entirety shall be a corporation, partnership or trust, shall be organized and existing under the laws of the United States of America, any State thereof or the District of Columbia, shall (1) have unsecured non-credit enhanced publicly held indebtedness with an Investment Grade Rating, and (2) expressly assume, by an agreement supplemental hereto, executed and delivered to the Administrative Agent, in form reasonably satisfactory to the Administrative Agent, the obligations of the Borrower hereunder, including the due and punctual payment of the principal of and interest on all the Revolving Loans and the performance of every covenant of this Agreement on the part of the Borrower to be performed or observed; and
(b)    immediately after giving effect to such transaction, no Event of Default or Default shall have occurred and be continuing.
ARTICLE VII
CONDITIONS OF LENDING
Section 7.01    Conditions Precedent to Effectiveness. The obligations of the Lenders and the Issuing Banks to make the initial Extension of Credit as contemplated by Section 10.16 shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 10.02):
(a)    Appropriate Notes are issued payable to such Lender, if requested;
(b)    The Administrative Agent (or its counsel) shall have received from each party hereto either (1) a counterpart of this Agreement signed on behalf of such party, or (2) written evidence satisfactory to the Administrative Agent (which may include facsimile transmission of a signed signature page of this Agreement) that such party has signed a counterpart of this Agreement;

(c)    The Administrative Agent and the Lenders shall have received all fees and other amounts due and payable on the Effective Date, including, to the extent invoiced at least one Business Day prior to the Effective Date (unless the Borrower otherwise consents), reimbursement or payment of all out-of-pocket expenses required to be reimbursed or paid by the Borrower hereunder;
(d)    The Arrangers shall have received (i) satisfactory audited consolidated financial statements of the Borrower and its Subsidiaries for the three most recent fiscal years ended prior to the Effective Date as to which such financial statements are available, (ii) satisfactory unaudited interim consolidated financial statements of the Borrower for each fiscal quarterly period ended subsequent to the date of the latest financial statements delivered pursuant to clause (i) of this paragraph as to which such financial statements are available, and (iii) the projections prepared by the Borrower set forth in the Information Memorandum;
(e)    The Administrative Agent (or its counsel) shall have received certified copies of the resolutions of the Board of Directors of the General Partner, as general partner of and on behalf of the Borrower, authorizing the execution, delivery and performance of this Agreement and the execution, issuance, delivery and performance of its Notes;
(f)    The Administrative Agent (or its counsel) shall have received a certificate of a responsible officer of the General Partner, as general partner and on behalf of the Borrower, to the effect that:
(i)    the representations and warranties contained in ARTICLE III are true and accurate in all material respects (unless qualified by materiality or Material Adverse Change, in which case such representation and warranty is true and accurate in all respects) on and as of the date of the making of each such Loan as though made on and as of such date (except to the extent that such representations and warranties relate solely to an earlier date); and
(ii)    no event has occurred and is continuing or would result from the proposed Borrowing, which constitutes an Event of Default or a Default.
(g)    The Administrative Agent (or its counsel) shall have received an opinion:
(i)    of Vinson & Elkins, LLP, special counsel to the Borrower, in form and substance reasonably acceptable to the Administrative Agent; and
(ii)    of an associate general counsel, deputy general counsel or the general counsel of the Borrower or Anadarko, in form and substance reasonably acceptable to the Administrative Agent;
(h)    There shall not have occurred a Material Adverse Change;
(i)    The Lenders shall have received such documents and other instruments as are customary for transactions of this type or as they or their counsel may reasonably request;

(j)    The Administrative Agent and the Lenders shall have received all documentation and other information required under applicable “know-your-customer” and anti-money laundering rules and regulations, including but not restricted to the USA Patriot Act, that was requested by the Administrative Agent or any Lender to ensure compliance therewith; and
(k)    The Arrangers shall not be aware of any material information or other matter that is inconsistent in a material and adverse manner with any previous due diligence, information or matter (including any financial information and projections previously delivered to the Arrangers).
Section 7.02    Conditions Precedent to Loans. The obligation of each Lender to make any Loan, and each Issuing Bank to issue, amend, renew or extend any Letter of Credit, is subject to the further conditions precedent that, on the relevant Borrowing Date, Section 7.01(f)(i) and Section 7.01(f)(ii) shall be true with respect to such Loan, issuance, amendment, renewal or extension and such Borrowing, issuance, amendment, renewal or extension, as applicable, shall be deemed to constitute a certification by the Borrower that such statements are true.
ARTICLE VIII
EVENTS OF DEFAULT
Section 8.01    Events of Default. If one or more of the following events of default (“Events of Default”) shall occur and be continuing:
(a)    the Borrower shall default in any payment of principal of any Loan or any reimbursement obligation in respect of any LC Disbursement when and as the same shall become due and payable, or the Borrower shall default in any payment of interest on any Loan, or in the payment of any fees or other amounts, when and as the same shall become due and payable, and such default shall continue for a period of five (5) Business Days;
(b)    any representation or warranty made by the Borrower herein shall prove to have been incorrect in any material respect when made;
(c)    the Borrower shall fail to observe or perform any covenant, condition or agreement contained in Section 4.02(a) or Section 4.04(b) applicable to it or ARTICLE VI required to be observed or performed by the Borrower;
(d)    the Borrower shall default in the performance of any other term, condition, covenant or agreement contained in this Agreement (except as set forth in Section 8.01(a) or Section 8.01(c)) required to be performed by it and such default shall continue unremedied for a period of thirty (30) days after written notice thereof, specifying such default and requiring it to be remedied, shall have been received by the Borrower from any Lender;
(e)    the Borrower or any Material Subsidiary shall (i) default in the payment of principal of any Indebtedness in an aggregate principal amount in excess of $50,000,000 (other than the Loans) beyond the period of grace, if any, provided in the instrument or agreement under which such Indebtedness was created as and when the same shall become due and payable whether at maturity, upon redemption, by declaration or otherwise, or (ii) default in the observance or performance of any other agreement or condition relating to any such Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, and such default shall have resulted in such Indebtedness being declared due and payable prior to its stated maturity;
(f)    the Borrower or any Material Subsidiary shall (i) apply for or consent to the appointment of, or the taking of possession by, a receiver, custodian, trustee or liquidator of itself or any material part of its property, (ii) admit in writing its inability to pay its debts as such debts become due, (iii) make a general assignment for the benefit of its creditors, (iv) commence a voluntary case under any Debtor Relief Law, (v) file a petition seeking to take advantage of any other law providing for similar relief of debtors, or (vi) consent or acquiesce in writing to any petition duly filed against it in any involuntary case under any Debtor Relief Law;
(g)    a proceeding or case shall be commenced, without the application or consent of the Borrower or any Material Subsidiary, in any court of competent jurisdiction seeking (i) its liquidation, reorganization, dissolution or winding up, or the composition or readjustment of its debts, (ii) the appointment of a trustee, receiver, custodian, liquidator or the like of it or of its assets, or (iii) similar relief in respect of it, under any law providing for the relief of debtors, and such proceeding or case shall continue undismissed, or unstayed and in effect, for a period of sixty (60) days (or such longer period, so long as the Borrower or any such Material Subsidiary shall be taking such action in good faith as shall be reasonably necessary to obtain the timely dismissal or stay of such proceeding or case); or an order for relief shall be entered in an involuntary case under any applicable Debtor Relief Law, against the Borrower or any such Subsidiary;
(h)    there is entered against the Borrower or any Material Subsidiary one or more final non-appealable judgments for the payment of money in an aggregate amount in excess of $50,000,000 (net of insurance coverage which is reasonably expected to be paid by the insurer), and the same shall remain undischarged for a period of sixty (60) consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of the Borrower or any Material Subsidiary to enforce any such judgment;
(i)    the Loan Documents after delivery thereof shall for any reason, except to the extent permitted by the terms thereof, cease to be in full force and effect and valid, binding and enforceable in accordance with their terms against the Borrower or shall be repudiated by any of them, or cease to create a valid and perfected Lien of the priority required thereby on any of the collateral purported to be covered thereby, except to the extent permitted by the terms of this Agreement, or the Borrower or any Subsidiary or any of their Affiliates shall so state in writing.
(j)    an ERISA Event shall have occurred that, when taken together with all other ERISA Events that have occurred, could reasonably be expected to result in a liability which would have a Material Adverse Change; or
(k)    any Change of Control shall occur,

then and in each and every case the Majority Lenders, by notice in writing to the Borrower, may terminate the Commitments of the Lenders hereunder and/or declare the unpaid balance of the Loans and any other amounts payable hereunder to be forthwith due and payable and thereupon such balance shall become so due and payable without presentation, protest or further demand or notice of any kind, all of which are hereby expressly waived; provided that in the case of Section 8.01(f) or (g) above, the Commitments of the Lenders hereunder shall automatically terminate and the Loans and any other amounts payable hereunder shall forthwith be due and payable.
ARTICLE IX
THE AGENTS
Section 9.01    Appointment and Authority. Each of the Lenders and the Issuing Banks hereby irrevocably appoints Wells Fargo Bank, N.A. to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article are solely for the benefit of the Administrative Agent, the Lenders and the Issuing Banks, and the Borrower shall not have rights as a third-party beneficiary of any of such provisions. It is understood and agreed that the use of the term “agent” herein or in any other Loan Documents (or any other similar term) with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.
Section 9.02    Exculpatory Provisions.
(a)    The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents, and its duties hereunder shall be administrative in nature. Without limiting the generality of the foregoing, the Administrative Agent:
(i)    shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;
(ii)    shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Majority Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents); provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law; and

(iii)    shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.
(b)    The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Majority Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 10.02 and 8.01), or (ii) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by final and nonappealable judgment. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given to the Administrative Agent in writing by the Borrower, a Lender or an Issuing Bank.
(c)    The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in ARTICLE VII or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.
Section 9.03    Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, or the issuance, extension, renewal or increase of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or an Issuing Bank, the Administrative Agent may presume that such condition is satisfactory to such Lender or Issuing Bank unless the Administrative Agent shall have received notice to the contrary from such Lender or Issuing Bank prior to the making of such Loan or the issuance of such Letter of Credit. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts. The Administrative Agent may deem and treat the payee of any Note as the owner thereof for all purposes hereof unless and until a notice of the assignment or transfer thereof satisfactory to the Administrative Agent signed by such payee shall have been filed with the Administrative Agent.

Section 9.04    Delegation of Duties. The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub agents appointed by the Administrative Agent. The Administrative Agent and any such sub agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub agent and to the Related Parties of the Administrative Agent and any such sub agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent. The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and nonappealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub agents.
Section 9.05    Right to Indemnity. The Administrative Agent shall be fully justified in failing or refusing to take any action hereunder or under any agreement executed and delivered pursuant to the terms hereof unless it shall first be indemnified (upon requesting such indemnification) to its satisfaction by the Lenders against any and all liability and expense which it may incur by reason of taking or continuing to take any such action. The Lenders agree to indemnify the Administrative Agent, to the extent not reimbursed by the Borrower, under this Agreement, ratably in accordance with the aggregate Principal Amount of the Loans made by them (or, if no Loans are outstanding, ratably in accordance with their respective Commitments), for any and all liabilities, obligations, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind and nature whatsoever which may be imposed on, incurred by or asserted against the Administrative Agent as agent in any way relating to or arising out of this Agreement, the Notes or any other documents contemplated by or referred to herein or the Transactions (including the costs and expenses which the Borrower is obligated to pay under this Agreement but excluding, unless an Event of Default has occurred and is continuing, normal administrative costs and expenses incident to the performance of its agency duties hereunder) or the enforcement of any of the terms hereof or thereof or of any such other documents; provided no such liability, obligation, damage, penalty, action, judgment, suit, cost, expense or disbursement results from the Administrative Agent’s gross negligence or willful misconduct; provided, however, that, in the event the Administrative Agent receives indemnification from the Lenders hereunder with respect to costs and expenses which the Borrower is obligated to pay under this Agreement, the Administrative Agent shall remit to the Lenders the amount of such costs and expenses to the extent subsequently paid by the Borrower, such remittance to be in accordance with the proportionate amount of the indemnification made by each respective Lender.
Section 9.06    Rights as a Lender The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent, and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for, and generally engage in any kind of business with, the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.
Section 9.07    Non-Reliance on Administrative Agent and Other Lenders. Each Lender and Issuing Bank acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender and Issuing Bank also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder. The Administrative Agent shall not be required to keep itself informed as to the performance or observance by the Borrower of this Agreement or any other document referred to or provided for herein or therein or to inspect the properties or books of the Borrower. Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent hereunder, the Administrative Agent shall have no duty or responsibility to provide any Lender with any credit or other information concerning the affairs, financial condition or business of the Borrower or which may at any time come into possession of any Agent or any of their respective Affiliates.
Section 9.08    Events of Default. If the Administrative Agent receives actual knowledge of an Event of Default hereunder, such Agent shall promptly inform the Lenders thereof. The Administrative Agent shall not be deemed to have actual knowledge of an Event of Default hereunder until it shall have received a written notice from the Borrower or any Lender referring to this Agreement, describing such Event of Default and stating that such notice is a “Notice of Default.”
Section 9.09    Resignation of Administrative Agent.
(a)    The Administrative Agent may at any time give notice of its resignation to the Lenders, the Issuing Banks and the Borrower. Upon receipt of any such notice of resignation, the Majority Lenders shall have the right, in consultation with the Borrower, to appoint a successor, which shall be a bank with an office in New York, New York, or an Affiliate of any such bank with an office in New York, New York. If no such successor shall have been so appointed by the Majority Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation (or such earlier day as shall be agreed by the Majority Lenders) (the “Resignation Effective Date”), then the retiring Administrative Agent may (but shall not be obligated to), on behalf of the Lenders and the Issuing Banks, appoint a successor Administrative Agent meeting the qualifications set forth above. Whether or not a successor has been appointed, such resignation shall become effective in accordance with such notice on the Resignation Effective Date.
(b)    With effect from the Resignation Effective Date (1) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents and (2) except for any indemnity payments owed to the retiring Administrative Agent, all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender and Issuing Bank directly, until such time, if any, as the Majority Lenders, in consultation with the Borrower, appoint a successor Administrative Agent as provided for above. Upon the acceptance of a successor’s appointment as the Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring Administrative Agent (other than any rights to indemnity payments owed to the retiring Administrative Agent), and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents. The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring Administrative Agent’s resignation hereunder and under the other Loan Documents, the provisions of this ARTICLE IX and Section 10.03 shall continue in effect for the benefit of such retiring Administrative Agent, its sub agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as the Administrative Agent hereunder.
Section 9.10    No Other Duties, Etc.. Anything herein to the contrary notwithstanding, none of the bookrunners, Arrangers, the Syndication Agents or the Documentation Agents listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent, a Lender or an Issuing Bank hereunder.
Section 9.11    Administrative Agent May File Proofs of Claim. In case of the pendency of any proceeding under any Debtor Relief Law, the Administrative Agent (irrespective of whether the principal of any Loan or LC Disbursement shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered (but not obligated) by intervention in such proceeding or otherwise:
(a)    to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, LC Disbursements and all other obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the Issuing Banks and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the Issuing Banks and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders, the Issuing Banks and the Administrative Agent under Sections 2.04 and 10.03) allowed in such judicial proceeding; and
(b)    to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;
and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and Issuing Bank to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders and the Issuing Banks, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.04 and 10.03.
ARTICLE X
MISCELLANEOUS
Section 10.01    Notices. (a) Except in the case of notices and other communications expressly permitted to be given by telephone, all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile, as follows:
(i)    if to the Borrower, to it at 1201 Lake Robbins Drive, The Woodlands, Texas 77380, Attention of the Senior Vice President and Chief Financial Officer, Facsimile No. (832) 636-0278; messenger delivery to 1201 Lake Robbins Drive, The Woodlands, Texas 77380;
(ii)    if to the Administrative Agent, to Wells Fargo Bank, National Association, Houston Energy Group, 1000 Louisiana Street, 9th Floor, MAC T0002-090, Houston, Texas 77002, Attention of Mark Cox, Facsimile No.: (713) 319-1679;
(iii)    if to Wells Fargo Bank, National Association, as an Issuing Bank, to it at Wells Fargo Bank, National Association, Houston Energy Group, 1000 Louisiana Street, 9th Floor, MAC T0002-090, Houston, Texas 77002, Attention of Mark Cox, Facsimile No.: (713) 319-1679;
(iv)    if to the Swingline Lender, to it at the address set forth in paragraph (b) above; or
(v)    if to any other Issuing Bank or Lender, to it at its address (or facsimile number) set forth in its Administrative Questionnaire.
Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices delivered through electronic communications, to the extent provided in paragraph (b) below, shall be effective as provided in said paragraph (b).
(b)    Notices and other communications to the Lenders and the Issuing Banks hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender or Issuing Bank pursuant to ARTICLE II if such Lender or Issuing Bank, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.
Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), and (ii) notices or communications posted to an internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient, at its e-mail address as described in the foregoing clause (i), of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (i) and (ii) above, if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient.
(c)    Any party hereto may change its address or facsimile number for notices and other communications hereunder by notice to the other parties hereto.
(d)    The Borrower agrees that the Administrative Agent may, but shall not be obligated to, make the Communications (as defined below) available to the Issuing Banks and the other Lenders by posting the Communications on Debt Domain, Intralinks, Syndtrak or a substantially similar electronic transmission system (the “Platform”). The Platform is provided “as is” and “as available.” The Agent Parties (as defined below) do not warrant the adequacy of the Platform and expressly disclaim liability for errors or omissions in the Communications. No warranty of any kind, express, implied or statutory, including, without limitation, any warranty of merchantability, fitness for a particular purpose, non-infringement of third-party rights or freedom from viruses or other code defects, is made by any Agent Party in connection with the Communications or the Platform. In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to the Borrower, any Lender or any other Person or entity for damages of any kind, including, without limitation, direct or indirect, special, incidental or consequential damages, losses or expenses (whether in tort, contract or otherwise) arising out of the Borrower’s or the Administrative Agent’s transmission of communications through the Platform. “Communications” means, collectively, any notice, demand, communication, information, document or other material provided by or on behalf of the Borrower pursuant to any Loan Document or the transactions contemplated therein which is distributed to the Administrative Agent, any Lender or any Issuing Bank by means of electronic communications pursuant to this Section, including through the Platform.
Section 10.02    Waivers; Amendments.
(a)    No failure or delay by the Administrative Agent, any Issuing Bank or any Lender in exercising any right or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent, the Issuing Banks, and the Lenders hereunder are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or consent to any departure by the Borrower therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, to the fullest extent permitted by applicable law, the making of a Loan or issuance of a Letter of Credit shall not be construed as a waiver of any Event of Default, regardless of whether the Administrative Agent, any Lender or any Issuing Bank may have had notice or knowledge of such Event of Default at the time.
(b)    Neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Borrower and the Majority Lenders or by the Borrower and the Administrative Agent with the consent of the Majority Lenders; provided that no such agreement shall (i) increase the Commitment of any Lender without the written consent of such Lender, (ii) reduce any Principal Amount or LC Disbursement or reduce the rate of interest thereon, or (subject to clause (ii) of the second further proviso hereafter) reduce any fees payable hereunder, without the written consent of each Lender affected thereby, (iii) postpone the scheduled date of payment of any Principal Amount or LC Disbursement, or any interest thereon, or any fees payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment, without the written consent of each Lender affected thereby, (iv) extend the expiry date of any Letter of Credit beyond the then scheduled Revolving Commitment Termination Date without the written consent of each Lender, (v) change Section 2.13(a) or Section 2.13(c) in a manner that would alter the pro rata sharing of payments required thereby, without the written consent of each Lender, (vi) change Section 7.01, without the consent of each Lender, or (vii) change any of the provisions of this Section or the definition of “Majority Lenders” or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender; provided further, that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent, any Issuing Bank or the Swingline Lender hereunder without the prior written consent of the Administrative Agent, such Issuing Bank or the Swingline Lender; provided further, (i) the Administrative Agent and the Borrower shall be permitted to amend any provision of the Loan Documents (and such amendment shall become effective without any further action or consent of any other party to any Loan Document) if the Administrative Agent and the Borrower shall have jointly identified an obvious error or any error, ambiguity, defect or inconsistency or omission of a technical or immaterial nature in any such provision, and (ii) the Administrative Agent and the Borrower may, without the consent of any Lender, enter into amendments or modifications to this Agreement or any of the other Loan Documents or to enter into additional Loan Documents as the Administrative Agent and the Borrower reasonably deem appropriate in order to implement any Replacement Rate or otherwise effectuate the terms of Section 2.25 in accordance with the terms of Section 2.25, subject to Majority Lenders’ right to object thereto as provided in such Section 2.25. Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders), except that the Commitment of such Lender may not be increased or extended or the principal owed to such Lender reduced, or the final maturity thereof extended, without the consent of such Lender; provided, that any amendment to this clause shall require the approval of each Lender, including any Defaulting Lender.
Section 10.03    Expenses; Indemnity; Damage Waiver.
(a)    The Borrower shall pay (i) all reasonable out-of-pocket expenses incurred by the Administrative Agent and its Affiliates, including the reasonable fees, charges and disbursements of a single legal counsel for the Administrative Agent and the Arrangers (and of a single local counsel in each appropriate jurisdiction), in connection with the syndication (prior to the date hereof) of the credit facilities provided for herein, the preparation, execution, delivery and administration of this Agreement or any amendments, modifications or waivers of the provisions hereof (whether or not the transactions contemplated hereby or thereby shall be consummated but subject to the cap on legal expenses and other out-of-pocket expenses agreed with the Administrative Agent), (ii) all reasonable out-of-pocket expenses incurred by the Issuing Banks in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all reasonable out-of-pocket expenses incurred by the Administrative Agent, any Issuing Bank or any Lender, including the fees, charges and disbursements of one counsel for the Administrative Agent, any Issuing Bank or any Lender and a single local counsel in each appropriate jurisdiction (and, in the case of an actual or perceived conflict of interest among such Persons and notice to the Borrower of such conflict, such individual counsel as such affected Persons may retain), in connection with the enforcement or protection of its rights in connection with this Agreement, including its rights under this Section, or in connection with the Loans made or Letters of Credit issued hereunder, including all such reasonable out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit. Notwithstanding anything to the contrary, the Borrower shall not have any obligation to pay the fees or expenses of any Lender or the Administrative Agent in connection with any assignment of, or the grant of any participation in, any rights of a Lender under or in connection with this Agreement; provided that the provisions of this sentence shall not apply to any Lender substituted for a Defaulting Lender pursuant to Section 10.13(a).
(b)    The Borrower shall indemnify the Administrative Agent, each Issuing Bank, the Swingline Lender, and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, penalties, claims, damages, liabilities and related expenses, including the fees, charges and disbursements of one primary counsel for all such Persons, taken as a whole, and a single local counsel in each appropriate jurisdiction (and, in the case of an actual or perceived conflict of interest among such Indemnitees and notice to the Borrower of such conflict, such individual counsel as such affected Indemnitees may retain), incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement or any agreement or instrument contemplated hereby, the performance by the parties hereto of their respective obligations hereunder or the consummation of the Transactions, (ii) any Loan or Letter of Credit or the use of the proceeds therefrom (including any refusal by an Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of hazardous materials on or from any property owned or operated by the Borrower or any Subsidiary, or any liability that Borrower or any Subsidiary may have under Environmental Laws, or, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, penalties, claims, damages, liabilities or related expenses (i) did not result directly or indirectly from the action or inaction of the Borrower or any Subsidiary, (ii) resulted from the gross negligence, bad faith, unlawful conduct or willful misconduct of such Indemnitee as determined by a court of competent jurisdiction by final and nonappealable judgment, (iii) result from a material breach of such Indemnitee’s obligations hereunder as determined by a court of competent jurisdiction by final and nonappealable judgment or (iv)  result from disputes, claims, demands, actions, judgments or suits not arising from any act or omission by the Borrower or its Affiliates, brought by an Indemnitee against any other Indemnitee (other than disputes, claims, demands, actions, judgments or suits involving claims against any Agent in its capacity as such). This Section 10.03(b) shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.
(c)    To the extent that the Borrower fails to pay any amount required to be paid by them to the Administrative Agent, an Issuing Bank or the Swingline Lender under paragraph (a) or (b) of this Section, each Lender severally agrees to pay to the Administrative Agent, such Issuing Bank or the Swingline Lender, as the case may be, such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent, such Issuing Bank or the Swingline Lender in its capacity as such.
(d)    To the fullest extent permitted by applicable law, each party hereto and each of its respective Related Parties shall not assert, and hereby waives, any claim against each other party hereto and its Related Parties (including, as applicable, each Indemnitee), on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit, or the use of the proceeds thereof, provided, however, that the foregoing shall not limit the Borrower’s indemnification obligations pursuant to this Section 10.03. No Indemnitee referred to in subsection (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby.
(e)    All amounts due under this Section shall be payable promptly after written demand therefor together with a copy of the invoice(s) or other documentation setting forth in reasonable detail the amount demanded and the matter(s) to which it relates.
Section 10.04    Successors and Assigns.
(a)    The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of an Issuing Bank that issues any Letter of Credit), except that (i) the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder except (A) pursuant to a merger or amalgamation permitted under Section 6.08 or (B) with the prior written consent of the Administrative Agent and each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of an Issuing Bank that issues any Letter of Credit), Participants (to the extent provided in paragraph (c) of this Section) and, to the extent expressly contemplated hereby, the Related Parties of the Administrative Agent, the Issuing Banks and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.
(b)    (i) Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld or delayed) of:
(A)    the Borrower, provided that no consent of the Borrower shall be required for an assignment to a Lender, an Affiliate of a Lender or, if an Event of Default under Section 8.01(a), (b), (f), (g), (h) or (i) has occurred and is continuing, any other assignee; and
(B)    the Administrative Agent and the Issuing Banks.
(ii)    Assignments shall be subject to the following additional conditions:
(A)    except in the case of an assignment to a Lender or an Affiliate of a Lender or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date) shall not be less than $5,000,000 unless each of the Borrower and the Administrative Agent otherwise consent, provided that no such consent of the Borrower shall be required if an Event of Default under Section 8.01(a), (b), (g), (h) or (i) has occurred and is continuing;
(B)    each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement and, unless each of the Borrower and the Administrative Agent otherwise consent, shall result in the assigning Lender having no less than $10,000,000 in Commitments and Loans after giving effect to such assignment;

(C)    the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500;
(D)    the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire;
(E)    no such assignment shall be made (1) to the Borrower or any of the Borrower’s Affiliates or Subsidiaries or (2) to any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (2);
(F)    no such assignment shall be made to a natural Person (or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural Person); and
(G)    in connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent, each Issuing Bank, each Swingline Lender and each other Lender hereunder (and interest accrued thereon), and (y) acquire (and fund as appropriate) its full pro rata share of all Loans and participations in Letters of Credit and Swingline Loans in accordance with its Applicable Percentage. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.
(iii)    Subject to acceptance and recording thereof by the Administrative Agent pursuant to paragraph (b)(v) of this Section, from and after the effective date specified in each Assignment and Assumption the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Section 2.14, Section 2.16, Section 2.21 and Section 10.03 with respect to facts and circumstances occurring prior to the effective date of such assignment; provided, that except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 10.04 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section.
(iv)    The Administrative Agent, acting solely for this purpose as a non-fiduciary agent of the Borrower, shall maintain a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amounts (and stated interest) of the Loans and LC Disbursements owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be prima facie evidence of the existence and amounts of the obligations recorded therein, and the Borrower, the Administrative Agent, the Issuing Banks and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower, any Issuing Bank and any Lender, at any reasonable time and from time to time upon reasonable prior notice.
(v)    Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b)(ii)(C) of this Section and any written consent to such assignment required by paragraph (b)(i) of this Section and upon satisfaction of the additional conditions set forth in paragraph (b)(ii) of this Section, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register maintained at the New York office of the Administrative Agent. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the applicable Register as provided in this paragraph.
(c)    Any Lender may, without the consent of the Borrower, the Administrative Agent or any Issuing Bank, sell participations to one or more banks or other entities (other than a natural Person (or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural Person), a Defaulting Lender or the Borrower or its Affiliates) (each, a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and

(C) the Borrower, the Administrative Agent, the Issuing Banks and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 10.02(b) that affects such Participant. The Borrower agrees that each Participant shall be entitled to the benefits of Section 2.14, Section 2.16 and Section 2.21 (subject to the requirements and limitations therein, including the requirements under Section 2.16(e) (it being understood that the documentation required under Section 2.16(e) shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section; provided that such Participant (A) agrees to be subject to the provisions of Section 10.13 as if it were an assignee under paragraph (b) of this Section; and (B) shall not be entitled to receive any greater payment under Section 2.14 or Section 2.16, with respect to any participation, than its participating Lender would have been entitled to receive. Each Lender that sells a participation agrees, at the Borrower’s request and expense, to use reasonable efforts to cooperate with the Borrower to effectuate the provisions of Section 10.13 with respect to any Participant. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.08 as though it were a Lender; provided that such Participant agrees to be subject to Section 2.13(c) as though it were a Lender. Notwithstanding anything to the contrary, unless otherwise contractually agreed, no Participant shall be entitled to the benefits of Section 10.08 as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.
(d)    Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank in accordance with Regulation A of the Board or other central banking authority, and to a trustee for the benefit of holders of debt securities issued by such Lender, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

Section 10.05    Survival. All covenants, agreements, representations and warranties made by the Borrower herein and in the certificates or other instruments delivered in connection with or pursuant to this Agreement shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent, any Issuing Bank or any Lender may have had notice or knowledge of any Event of Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Commitments have not expired or terminated. The provisions of Section 2.14, Section 2.16, Section 2.21, Section 2.22, Section 10.03, this Section 10.05, and ARTICLE IX shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Letters of Credit and the Commitments or the termination of this Agreement or any other provision hereof.
Section 10.06    Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement, the other Loan Documents and any separate letter agreements with respect to fees payable to the Administrative Agent constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 7.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or in electronic (i.e., “pdf” or “tif”) format shall be effective as delivery of a manually executed counterpart of this Agreement. The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.
Section 10.07    Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.
Section 10.08    Right of Setoff. If (a) an Event of Default shall have occurred and be continuing, and (b) the principal of the Loans has been accelerated, each Lender, each Issuing Bank,

and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations at any time owing by such Lender, such Issuing Bank or any such Affiliate, to or for the credit or the account of the Borrower against any and all of the obligations of the Borrower now or hereafter existing under this Agreement or any other Loan Document to such Lender, Issuing Bank or their respective Affiliates, irrespective of whether or not such Lender, Issuing Bank or Affiliate shall have made any demand under this Agreement or any other Loan Document and although such obligations may be contingent or unmatured or are owed to a branch, office or Affiliate of such Lender or such Issuing Bank different from the branch, office or Affiliate holding such deposit or obligated on such indebtedness; provided that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.23 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent, the Issuing Banks, and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the obligations owing to such Defaulting Lender as to which it exercised such right of setoff. The rights of each Lender, each Issuing Bank and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender, such Issuing Bank or their respective Affiliates may have. Each Lender and Issuing Bank agrees to notify the Borrower and the Administrative Agent promptly after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application.
Section 10.09    Governing Law; Jurisdiction; Consent to Service of Process.
(a)    THIS AGREEMENT AND THE NOTES SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAW OF THE STATE OF NEW YORK.
(b)    Each party hereto hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of the courts of the Supreme Court of the State of New York, sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from either thereof, in any action or proceeding arising out of or relating to this Agreement, the Notes, or the other Loan Documents, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State court or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or any other Loan Document shall affect any right that the Administrative Agent, any of the other agents, any Issuing Bank or any Lender may otherwise have to bring any action or proceeding relating to this Agreement against the Borrower or its properties in the courts of any jurisdiction.

(c)    Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 10.01. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.
Section 10.10    WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THE LOAN DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (a) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (b) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.
Section 10.11    Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.
Section 10.12    Confidentiality. The Administrative Agent, the Issuing Banks and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors who have a reason to use such Information in connection with the administration of this Agreement (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential and will agree to use the Information solely for the purpose of such administration), (b) to the extent requested by any regulatory authority or any self-regulatory body having authority to regulate or oversee any aspect of any Lender’s (or any Affiliate of such Lender) business or property, (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or the enforcement of rights hereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement, or to any counterparty (or its advisor) to any swap, securitization, or derivative transaction referencing or involving any of its rights or obligations under this Agreement, (g) on a confidential basis to (i) any rating agency in connection with rating the Borrower or its Subsidiaries or the credit facilities provided for herein or (ii) the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers with respect to the credit facilities provided for herein; (h) with the consent of the Borrower; (i) with the consent of the Borrower, or (j) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to the Administrative Agent, any Issuing Bank, or any

Lender on a non-confidential basis from a source other than the Borrower or any of its Affiliates. For the purposes of this Section, “Information” means all information received from the Borrower relating to the Borrower or its business, other than any such information that is available to the Administrative Agent, any Issuing Bank, or any Lender on a non-confidential basis prior to disclosure by the Borrower; provided that, in the case of information received from the Borrower after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.
Section 10.13    Replacement of Lenders.
(a)    If (i) the obligation of any Lender to make Eurodollar Loans or continue Loans as Eurodollar Loans has been suspended pursuant to Section 2.15, (ii) any Lender requests compensation under Section 2.14, (iii) the Borrower is required to pay any additional amount to any Lender or Governmental Authority under Section 2.16, (iv) any Lender becomes a Defaulting Lender, (v) the Borrower exercises its right to replace a Declining Lender pursuant to Section 2.24, (vi) any Lender has failed to consent to a proposed amendment, waiver, discharge or termination that pursuant to the terms of Section 10.02 requires the consent of all of the Lenders affected or the Majority Lenders and with respect to which the Majority Lenders shall have granted their consent or (vii) any other circumstance exists hereunder that gives the Borrower the right to replace a Lender, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 10.04), all of its interests, rights (other than its existing rights to payments pursuant to Section 2.14 or Section 2.16) and obligations under this Agreement and the related Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that:
(A)    the Borrower shall have paid to the Administrative Agent the assignment fee specified in Section 10.04;
(B)    such Lender shall have received payment of an amount equal to the Principal Amount of its Loans and participations in LC Disbursements, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 2.21) from the assignee (to the extent of such Principal Amount, accrued interest and fees) or the Borrower (in the case of all other amounts);
(C)    in the case of any such assignment resulting from a claim for compensation under Section 2.14 or payments required to be made pursuant to Section 2.16, such assignment will result in a reduction in such compensation or payments thereafter; and
(D)    such assignment does not conflict with applicable Laws.

(b)    Notwithstanding anything herein to the contrary, each party hereto agrees that any assignment pursuant to the terms of this Section 10.13 may be effected pursuant to an Assignment and Assumption executed by only the Borrower, the Administrative Agent and the assignee, with a copy to such affected Lender.
(c)    To the extent any Letter of Credit is outstanding as of the date this Agreement is terminated as to any Lender under Section 10.13(a) above, each continuing Lender shall be deemed to have acquired, and each terminated Lender shall be deemed to transfer, such portions of the existing participations in such Letter of Credit (but not any participations in LC Disbursements paid for pursuant to clause (B) of the proviso at the end of Section 10.13(a) above) as shall cause the participations therein of all Lenders to be pro rata in accordance with the Applicable Percentages of all Lenders on such date (after giving effect to the termination of the Commitments of the terminated Lenders; provided that no Lender’s Commitment may be increased as a result thereof without such Lender’s consent given in accordance with Section 2.09).
Section 10.14    USA Patriot Act Notice. Each Lender hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “USA Patriot Act”), it is required to obtain, verify and record information that identifies the Borrower and its Subsidiaries, which information includes the name and address of the Borrower and such Subsidiaries and other information that will allow such Lender to identify the Borrower and such Subsidiaries in accordance with the USA Patriot Act.
Section 10.15    No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated by this Agreement, Borrower acknowledges and agrees, and acknowledges its Affiliates’ understanding, that: (i) the credit facilities provided for hereunder and any related services in connection therewith (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document) are an arm’s-length commercial transaction between Borrower and its Affiliates, on the one hand, and Administrative Agent and Lenders, on the other hand, and Borrower is capable of evaluating and understanding and understands and accepts the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents (including any amendment, waiver or other modification hereof or thereof); (ii) in connection with the process leading to such transaction, Administrative Agent and each Lender is and has been acting solely as a principal and is not the financial advisor, agent or fiduciary, for Borrower or any of its Affiliates, stockholders, creditors or employees or any other Person; (iii) neither Administrative Agent nor any Lender has assumed nor will assume an advisory, agency or fiduciary responsibility in favor of Borrower with respect to any of the transactions contemplated hereby or the process leading thereto, including with respect to any amendment, waiver or other modification hereof or of any other Loan Document (irrespective of whether Administrative Agent or any Lender has advised or is currently advising Borrower or any of its Affiliates on other matters) and neither Administrative Agent nor any Lender has any obligation to Borrower or any of its Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; (iv) Administrative Agent, Lenders and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of Borrower and its Affiliates, and neither Administrative Agent, nor any Lender, nor any of their respective Affiliates, has any obligation to disclose any of such interests by virtue of any advisory, agency or fiduciary relationship; and (v) neither Administrative Agent nor any Lender will provide any legal, accounting, regulatory or tax advice with respect to any of the transactions contemplated hereby (including any amendment, waiver or other modification hereof or of any other Loan Document) and Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate.  Borrower hereby waives and releases, to the fullest extent permitted by Law, any claims that it may have against Administrative Agent or any Lender with respect to any breach or alleged breach of agency or fiduciary duty.
Section 10.16    Amendment and Restatement. The undersigned Lenders, to the extent a party to the Existing Revolving Credit Agreement (the “Existing Lenders”), agree and acknowledge that in connection with the amendment and restatement of the Existing Revolving Credit Agreement pursuant hereto, the Borrower, the Administrative Agent and the Existing Lenders shall make adjustments to (i) the outstanding principal amount of “Revolving Loans” (as defined in the Existing Revolving Credit Agreement, but not any interest accrued thereon prior to the Effective Date or any accrued facility fees under the Existing Revolving Credit Agreement prior to the Effective Date), including the borrowing of such additional “Revolving Loans” (which may include “Eurodollar Loans”, as defined in the Existing Revolving Credit Agreement) and the repayment of “Revolving Loans” (which may include the prepayment or conversion of “Eurodollar Loans”) plus all applicable accrued interest, fees and expenses as shall be necessary to provide for Revolving Loans by each Lender in the amount of its new Applicable Percentage of all Revolving Loans as of the Effective Date, and (ii) participations in any outstanding “Letters of Credit” (as defined in the Existing Revolving Credit Agreement) issued under the Existing Revolving Credit Agreement, including the Letter of Credit listed on Schedule III attached hereto (the “Existing Letters of Credit”) to provide for each Lender’s participation in such Existing Letters of Credit equal to such Lender’s new Applicable Percentage of the aggregate amount available to be drawn under each such Existing Letter of Credit as of the Effective Date. In connection with the foregoing (a) each Existing Lender shall be deemed to have made an assignment of its outstanding Revolving Loans and “Commitments” (as defined in the Existing Revolving Credit Agreement) under the Existing Revolving Credit Agreement, and assumed outstanding Revolving Loans and Commitments of other Existing Lenders under the Existing Revolving Credit Agreement, all at the request of the Borrower, as may be necessary to effect the foregoing, and each Existing Lender hereby waives any right to any reimbursement under Section 2.21 hereof with respect thereto, and (b) each Existing Letter of Credit shall be deemed to be a Letter of Credit issued hereunder as of the Effective Date for all purposes hereof. Each of the undersigned Existing Lenders, waives any requirement under the Existing Revolving Credit Agreement that notice with respect to any such borrowing, prepayment or other transaction described in this Section 10.16 be given.
Section 10.17    Acknowledgment and Consent to Bail-In of EEA Financial Institution. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and
(b)the effects of any Bail-In Action on any such liability, including, if applicable:
(i)a reduction in full or in part or cancellation of any such liability;
(ii)a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or
(iii)the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion powers of any EEA Resolution Authority.

[SIGNATURES BEGIN ON NEXT PAGE]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the day and year first above written.

BORROWER:	WESTERN GAS PARTNERS, LP

	By:	Western Gas Holdings, LLC, its general partner

	By:	/s/ Benjamin M. Fink
	Name:	Benjamin M. Fink
	Title:	President and Chief Executive Officer

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ADMINISTRATIVE AGENT AND LENDER:	WELLS FARGO BANK, NATIONAL ASSOCIATION
as Administrative Agent and a Lender

	By:	/s/ Borden Tennant
	Name:	Borden Tennant
	Title:	Vice President

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SYNDICATION AGENT AND LENDER:	THE BANK OF TOKYO-MITSUBISHI UFJ, LTD.,
as a Syndication Agent and a Lender

	By:	/s/ Sherwin Brandford
	Name:	Sherwin Brandford
	Title:	Director

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SYNDICATION AGENT AND LENDER:	CITIBANK N.A.,
as a Syndication Agent and a Lender

	By:	/s/ Maureen Maroney
	Name:	Maureen Maroney
	Title:	Vice President

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SYNDICATION AGENT AND LENDER:	MIZUHO BANK, LTD.,
as a Syndication Agent and a Lender

	By:	/s/ Leon Mo
	Name:	Leon Mo
	Title:	Authorized Signatory

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SYNDICATION AGENT AND LENDER:	PNC BANK, NATIONAL ASSOCIATION,
as a Syndication Agent and a Lender

	By:	/s/ Stephen Monto
	Name:	Stephen Monto
	Title:	SVP

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SYNDICATION AGENT AND LENDER:	U.S. BANK NATIONAL ASSOCIATION,
as a Syndication Agent and a Lender

	By:	/s/ Patrick Jeffrey
	Name:	Patrick Jeffrey
	Title:	Vice President

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DOCUMENTATION AGENT AND LENDER:	BANK OF MONTREAL,
as a Documentation Agent and a Lender

	By:	/s/ Melissa Guzmann
	Name:	Melissa Guzmann
	Title:	Director

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DOCUMENTATION AGENT AND LENDER:	BARCLAYS BANK PLC,
as a Documentation Agent and a Lender

	By:	/s/ Sydney G. Dennis
	Name:	Sydney G. Dennis
	Title:	Director

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DOCUMENTATION AGENT AND LENDER:	BRANCH BANKING AND TRUST COMPANY,
as a Documentation Agent and a Lender

	By:	/s/ DeVon J. Lang
	Name:	DeVon J. Lang
	Title:	Senior Vice President

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DOCUMENTATION AGENT AND LENDER:	CAPITAL ONE, NATIONAL ASSOCIATION,
as a Documentation Agent and a Lender

	By:	/s/ Stuart Gibson
	Name:	Stuart Gibson
	Title:	Managing Director

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DOCUMENTATION AGENT AND LENDER:	CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH,
as a Documentation Agent and a Lender

	By:	/s/ Nupur Kumar
	Name:	Nupur Kumar
	Title:	Authorized Signatory

	By:	/s/ Andrew Griffin
	Name:	Andrew Griffin
	Title:	Authorized Signatory

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DOCUMENTATION AGENT AND LENDER:	DEUTSCHE BANK AG NEW YORK BRANCH,
as a Documentation Agent and a Lender

	By:	/s/ Ming K. Chu
	Name:	Ming K. Chu
	Title:	Director

	By:	/s/ Virginia Cosenza
	Name:	Virginia Cosenza
	Title:	Vice President

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DOCUMENTATION AGENT AND LENDER:	MORGAN STANLEY BANK, N.A.,
as a Documentation Agent and a Lender

	By:	/s/ Michael King
	Name:	Michael King
	Title:	Authorized Signatory

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DOCUMENTATION AGENT AND LENDER:	ROYAL BANK OF CANADA,
as a Documentation Agent and a Lender

	By:	/s/ Jay T. Sartain
	Name:	Jay T. Sartain
	Title:	Authorized Signatory

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DOCUMENTATION AGENT AND LENDER:	THE BANK OF NOVA SCOTIA,
as a Documentation Agent and a Lender

	By:	/s/ Donovan Crandall
	Name:	Donovan Crandall
	Title:	Managing Director

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DOCUMENTATION AGENT AND LENDER:	THE TORONTO-DOMINION BANK, NEW YORK BRANCH,
as a Documentation Agent and a Lender

	By:	/s/ Annie Dorval
	Name:	Annie Dorval
	Title:	Authorized Signatory

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LENDER:	COMERICA BANK

	By:	/s/ William B. Robinson
	Name:	William B. Robinson
	Title:	Senior Vice President

[Signature Page - $1,500,000,000 Third Amended and Restated Revolving Credit Agreement]

LENDER:	SOCIETE GENERALE

	By:	/s/ Diego Medina
	Name:	Diego Medina
	Title:	Director

[Signature Page - $1,500,000,000 Third Amended and Restated Revolving Credit Agreement]

LENDER:	ZB, N.A. DBA AMEGY BANK

	By:	/s/ G. Scott Collins
	Name:	G. Scott Collins
	Title:	Senior Vice President

	By:	/s/ Miles Sedillo
	Name:	Miles Sedillo
	Title:	Assistant Vice President

[Signature Page - $1,500,000,000 Third Amended and Restated Revolving Credit Agreement]

LENDER:	STIFEL BANK & TRUST

	By:	/s/ Daniel P. McDonald
	Name:	Daniel. P. McDonald
	Title:	Assistant Vice President

[Signature Page - $1,500,000,000 Third Amended and Restated Revolving Credit Agreement]

ANNEX I
LIST OF COMMITMENTS

Lenders	Initial Amount of Commitment	Applicable Percentage
Wells Fargo Bank, National Association	$100,000,000	6.666666667%
The Bank of Tokyo-Mitsubishi UFJ, Ltd.	$100,000,000	6.666666667%
Citibank, N.A.	$100,000,000	6.666666667%
Mizuho Bank, Ltd.	$100,000,000	6.666666667%
PNC Bank, National Association	$100,000,000	6.666666667%
U.S. Bank National Association	$100,000,000	6.666666667%
Bank of Montreal	$75,000,000	5.000000000%
Barclays Bank PLC	$75,000,000	5.000000000%
Branch Banking and Trust Company	$75,000,000	5.000000000%
Capital One, National Association	$75,000,000	5.000000000%
Credit Suisse AG, Cayman Islands Branch	$75,000,000	5.000000000%
Deutsche Bank AG New York Branch	$75,000,000	5.000000000%
Morgan Stanley Bank, N.A.	$75,000,000	5.000000000%
Royal Bank of Canada	$75,000,000	5.000000000%
The Bank of Nova Scotia	$75,000,000	5.000000000%
The Toronto-Dominion Bank, New York Branch	$75,000,000	5.000000000%
Comerica Bank	$52,500,000	3.500000000%
Société Générale	$52,500,000	3.500000000%
ZB, N.A. dba Amegy Bank	$30,000,000	2.000000000%
Stifel Bank & Trust	$15,000,000	1.000000000%
Total	$1,500,000,000	100.00000%

Annex I-1
List of Commitments

ANNEX II
MAXIMUM LC ISSUANCE AMOUNTS

Issuing Banks	Maximum LC Issuance Amount
Wells Fargo Bank, National Association	$50,000,000
The Bank of Tokyo-Mitsubishi UFJ, Ltd.	$10,000,000
Citibank, N.A.	$10,000,000
Mizuho Bank, Ltd.	$10,000,000
PNC Bank, National Association	$10,000,000
U.S. Bank National Association	$10,000,000
Total	$100,000,000

Annex II-1
Maximum LC Issuance Amounts

SCHEDULE I
PRICING SCHEDULE

Pricing shall be based upon the Borrower’s rating on its senior unsecured non-credit enhanced publicly held indebtedness as follows:

Senior Unsecured Debt Rating (S&P / Moody’s / Fitch)	Facility Fee	Eurodollar Margin	Base Rate Margin	Drawn Pricing (LIBOR)
> BBB+ / Baa1 / BBB+	0.125%	1.000%	0.000%	1.125%
BBB / Baa2 / BBB	0.150%	1.100%	0.100%	1.250%
BBB- / Baa3 / BBB-	0.200%	1.300%	0.300%	1.500%
≤ BB+ / Ba1 / BB+	0.250%	1.500%	0.500%	1.750%

Provided:
(a)    If only one rating is available, such rating shall apply;
(b)    If only two ratings are available, then (i) if there is a one level difference between the two ratings, then the higher rating shall be used, and (ii) if there is a greater than one level difference between the two ratings, then the rating one level below the higher rating will apply;
(c)    If three ratings are available, then (i) if all three are at different levels, the middle rating shall apply and (ii) if two ratings correspond to the same level and the third is different, the rating corresponding to the two same levels shall apply; and
(d)    If no rating is available, the lowest rating set forth on the above grid shall apply.

Schedule I
Pricing Schedule

SCHEDULE II
AFFILIATE AGREEMENTS

1.
Contribution, Conveyance and Assumption Agreement by and among Western Gas Partners, LP, Western Gas Holdings, LLC, Anadarko Petroleum Corporation, WGR Holdings, LLC, Western Gas Resources, Inc., WGR Asset Holding Company LLC, Western Gas Operating, LLC and WGR Operating, LP, dated as of May 14, 2008.

2.
Contribution Agreement, dated as of November 11, 2008, by and among Western Gas Resources, Inc., WGR Asset Holding Company LLC, WGR Holdings, LLC, Western Gas Holdings, LLC, Western Gas Partners, LP, Western Gas Operating, LLC and WGR Operating, LP.

3.
Contribution Agreement, dated as of July 10, 2009, by and among Western Gas Resources, Inc., WGR Asset Holding Company LLC, Anadarko Uintah Midstream, LLC, WGR Holdings, LLC, Western Gas Holdings, LLC, WES GP, Inc., Western Gas Partners, LP, Western Gas Operating, LLC and WGR Operating, LP.

4.
Contribution Agreement, dated as of January 29, 2010 by and among Western Gas Resources, Inc., WGR Asset Holding Company LLC, Mountain Gas Resources LLC, WGR Holdings, LLC, Western Gas Holdings, LLC, WES GP, Inc., Western Gas Partners, LP, Western Gas Operating, LLC and WGR Operating, LP.

5.
Contribution Agreement, dated as of July 30, 2010, by and among Western Gas Resources, Inc., WGR Asset Holding Company LLC, WGR Holdings, LLC, Western Gas Holdings, LLC, WES GP, Inc., Western Gas Partners, LP, Western Gas Operating, LLC and WGR Operating, LP.

6.
Contribution Agreement, dated as of December 15, 2011, by and among Western Gas Resources, Inc., WGR Asset Holding Company LLC, WGR Holdings, LLC, Western Gas Holdings, LLC, WES GP, Inc., Western Gas Partners, LP, Western Gas Operating, LLC and WGR Operating, LP.

7.
Contribution Agreement, dated as of February 27, 2013, by and among Anadarko Marcellus Midstream, L.L.C., Western Gas Partners, LP, Western Gas Operating, LLC, WGR Operating, LP, Anadarko Petroleum Corporation and Anadarko E&P Onshore LLC.

8.
Contribution Agreement, dated as of February 27, 2014, by and among WGR Asset Holding Company LLC, APC Midstream Holdings, LLC, Western Gas Partners, LP, Western Gas Operating, LLC, WGR Operating, LP and Anadarko Petroleum Corporation.

Schedule II
Affiliate Agreements

9.	Purchase and Sale Agreement, dated as of March 2, 2015, by and among WGR Asset Holding Company LLC, Delaware Basin Midstream, LLC, Western Gas Partners, LP, and Anadarko Petroleum Corporation.

10.	Amendment No. 1 to Purchase and Sale Agreement, dated as of May 22, 2017, by and between WGR Asset Holding Company LLC and Delaware Basin Midstream, LLC.

11.
Contribution Agreement, dated as of February 24, 2016, by and among WGR Asset Holding Company, LLC, APC Midstream Holdings, LLC, Western Gas Partners, LP, Western Gas Operating, LLC, WGR Operating, LP and Anadarko Petroleum Corporation.

12.
Second Amended and Restated Agreement of Limited Partnership of Western Gas Partners, LP, dated March 14, 2016. Amendment No. 1 to Second Amended and Restated Agreement of Limited Partnership of Western Gas Partners, LP, dated March 14, 2016. Amendment No. 2 to Second Amended and Restated Agreement of Limited Partnership of Western Gas Partners, LP, dated February 22, 2017. Amendment No. 3 to Second Amended and Restated Agreement of Limited Partnership of Western Gas Partners, LP, dated November 9, 2017.

13.	Second Amended and Restated Limited Liability Company Agreement of Western Gas Holdings, LLC, dated December 12, 2012.

14.
Omnibus Agreement by and among Western Gas Partners, LP, Western Gas Holdings, LLC and Anadarko Petroleum Corporation, dated as of May 14, 2008. Amendment No. 1 to Omnibus Agreement by and among Western Gas Partners, LP, Western Gas Holdings, LLC, and Anadarko Petroleum Corporation, dated as of December 19, 2008. Amendment No. 2 to Omnibus Agreement by and among Western Gas Partners, LP, Western Gas Holdings, LLC, and Anadarko Petroleum Corporation, dated as of July 22, 2009. Amendment No. 3 to Omnibus Agreement by and among Western Gas Partners, LP, Western Gas Holdings, LLC, and Anadarko Petroleum Corporation, dated as of December 31, 2009. Amendment No. 4 to Omnibus Agreement by and among Western Gas Partners, LP, Western Gas Holdings, LLC, and Anadarko Petroleum Corporation, dated as of January 29, 2010. Amendment No. 5 to Omnibus Agreement by and among Western Gas Partners, LP, Western Gas Holdings, LLC, and Anadarko Petroleum Corporation, dated as of August 2, 2010.

15.
Services and Secondment Agreement between Western Gas Holdings, LLC and Anadarko Petroleum Corporation dated May 14, 2008. Amendment No. 1 to Services and Secondment Agreement between Western Gas Holdings, LLC and Anadarko Petroleum Corporation dated December 10, 2015.

Schedule II
Affiliate Agreements

16.	Tax Sharing Agreement by and among Anadarko Petroleum Corporation and Western Gas Partners, LP, dated as of May 14, 2008.

17.	Anadarko Petroleum Corporation Fixed Rate Note due 2038.

18.
Agreements for the gathering, processing, treatment, compression, storage or transportation of hydrocarbons, or the gathering and disposal of produced water, between Western Gas Partners, LP or one of its subsidiaries, on the one hand, and Anadarko Petroleum Corporation or one of its affiliates, on the other hand.

19.	Commodity Price Swap Agreements (the form of which is on file with the Securities and Exchange Commission) between the Partnership and Anadarko.

20.	Form of Indemnification Agreement by and between Western Gas Holdings, LLC, its Officers and Directors.

21.	Western Gas Partners, LP 2008 Long-Term Incentive Plan.

22.	Western Gas Partners, LP 2017 Long-Term Incentive Plan.

23.	Fourth Amended and Restated Indemnification Agreement, dated March 14, 2016, between Western Gas Holdings, LLC and Western Gas Resources, Inc.

24.	AMH Indemnification Agreement, dated March 3, 2014, between Western Gas Holdings, LLC and APC Midstream Holdings, LLC.

25.	KWC Indemnification Agreement, dated March 14, 2016, between Western Gas Holdings, LLC and Kerr-McGee Worldwide Corporation.

26.	Unit Purchase Agreement, dated October 28, 2014, by and among Western Gas Partners, LP, APC Midstream Holdings, LLC and Anadarko Petroleum Corporation.

Schedule II
Affiliate Agreements

SCHEDULE III
EXISTING LETTERS OF CREDIT
1.    Irrevocable Standby Letter of Credit No. IS0021876U dated March 7, 2013, issued by Wells Fargo Bank, National Association, for the account of WGR Operating LP, in favor of Medina Electric Cooperative, Inc., as amended by Amendment No. 1 dated December 11, 2015, in the amount of $4,583,296.

Schedule III
Existing Letters of Credit

EXHIBIT A
FORM OF NOTE
____________, 20__
For value received, Western Gas Partners LP, a limited partnership formed under the laws of the State of Delaware (the “Borrower”), promises to pay to __________ or its registered assigns (the “Lender”) at the office of Wells Fargo Bank, National Association specified in Section 2.13(a) of the Third Amended and Restated Revolving Credit Agreement, dated as of February 15, 2018, among the Borrower, the Lender, the several other banks party thereto, Wells Fargo Bank, National Association, as Administrative Agent, the Documentation Agents named therein, and the Syndication Agent named therein, (as may be amended, supplemented or modified from time to time hereafter, the “Agreement”; with capitalized terms defined in the Agreement and not otherwise defined herein being used herein as therein defined), in lawful money of the United States of America the principal sum of ____________ DOLLARS ($___________) or, if less than such principal sum, the aggregate unpaid principal amount of all Loans made by the Lender to the Borrower pursuant to Section 2.01 of the Agreement. Such principal shall be payable on the date or dates specified in Section 2.02 of, or elsewhere in, the Agreement.
The undersigned further agrees to pay interest at said office, in like money, on the unpaid principal amount owing hereunder from time to time from the date of the applicable Loan at the rates specified in Section 2.10 of the Agreement. Such interest shall be payable on the dates specified in Section 2.10 of the Agreement. The date, Type, and amount of each Loan made by the Lender pursuant to Section 2.01 of the Agreement, each continuation of all or a portion thereof to another Type and the date and amount of each payment of principal with respect thereto shall be recorded by the holder of this Note on Schedule A annexed hereto, which holder may add additional pages to such Schedule. No failure to make or error in making any such recording as authorized hereby shall affect the validity of the obligations of the Borrower hereunder or the validity of any payment hereof made by the Borrower.
This Note is one of the Notes referred to in the Agreement and is entitled to the benefits thereof and is subject to prepayment in whole or in part as provided therein.
Upon the occurrence of any one or more of the Events of Default specified in the Agreement, all amounts then remaining unpaid on this Note may be declared to be immediately due and payable as provided in the Agreement.
This Note is a registered note for U.S. federal income tax purposes. The Administrative Agent shall maintain a register in which it shall record the name of the Lender and no transfer shall be effective until such transfer is recorded on the register. Prior to the recordation in the register, the Borrower may treat the person in whose name this Note is registered as the Lender for the purpose of receiving payments and for all other purposes of this note and the Agreement.
THIS NOTE SHALL BE CONSTRUED IN ACCORDANCE WITH AND BE GOVERNED BY THE LAW OF THE STATE OF NEW YORK.

Exhibit A-1
Form of Note

WESTERN GAS PARTNERS, LP

By:	Western Gas Holdings, LLC, its general partner

By:
Name:
Title:

Exhibit A-2
Form of Note

SCHEDULE A
LOANS AND REPAYMENTS

Amount of Loan	Type of Loan	Interest Rate	Amount of Principal Repaid	Notation Made by

Exhibit A-3
Form of Note

EXHIBIT B
FORM OF ASSIGNMENT AND ASSUMPTION
This Assignment and Assumption (the “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [the][each]1 Assignor identified in item 1 below ([the][each, an] “Assignor”) and [the][each]2 Assignee identified in item 2 below ([the][each, an] “Assignee”). [It is understood and agreed that the rights and obligations of [the Assignors][the Assignees]3 hereunder are several and not joint.]4 Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as amended, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by [the][each] Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.
For an agreed consideration, [the][each] Assignor hereby irrevocably sells and assigns to [the Assignee][the respective Assignees], and [the][each] Assignee hereby irrevocably purchases and assumes from [the Assignor][the respective Assignors], subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by Administrative Agent as contemplated below (i) all of [the Assignor’s][the respective Assignors’] rights and obligations in [its capacity as a Lender][their respective capacities as Lenders] under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of [the Assignor][the respective Assignors] under the respective facilities identified below (including without limitation any letters of credit and swingline loans included in such facilities), and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of [the Assignor (in its capacity as a Lender)][the respective Assignors (in their respective capacities as Lenders)] against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned by [the][any] Assignor to [the][any] Assignee pursuant to clauses (i) and (ii) above being referred to herein collectively as [the][an] “Assigned Interest”). Each such sale and assignment is without recourse to [the][any] Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by [the][any] Assignor.

1.	Assignor[s]: _______________________________
_______________________________
1 For bracketed language here and elsewhere in this form relating to the Assignor(s), if the assignment is from a single Assignor, choose the first bracketed language. If the assignment is from multiple Assignors, choose the second bracketed language.
2 For bracketed language here and elsewhere in this form relating to the Assignee(s), if the assignment is to a single Assignee, choose the first bracketed language. If the assignment is to multiple Assignees, choose the second bracketed language.
3 Select as appropriate.
4 Include bracketed language if there are either multiple Assignors or multiple Assignees.

Exhibit B-1
Form of Assignment and Assumption

[Assignor [is] [is not] a Defaulting Lender]

2.	Assignee[s]: _______________________________
[for each Assignee, indicate [Affiliate] of [identify Lender]]

3.	Borrower: Western Gas Partners, LP

4.	Administrative Agent:
Wells Fargo Bank, National Association, as the administrative agent under the Credit Agreement

5.
Credit Agreement:    Third Amended and Restated Revolving Credit Agreement, dated as of February 15, 2018, among Western Gas Partners, LP, the Lenders party thereto, Wells Fargo Bank, National Association, as Administrative Agent, the Documentation Agents named therein, and the Syndication Agent named therein.

6.	Assigned Interest[s]:

Assignor[s][5]	Assignee[s][6]	Aggregate Amount of Commitment / Loans for all Lenders[7]	Amount of Commitment / Loans Assigned[8]	Percentage Assigned of Commitment / Loans[8]	CUSIP Number
		$	$	%
		$	$	%
		$	$	%

[7.    Trade Date:        ______________]9

[Page break]

_______________________________
5 List each Assignor, as appropriate.
6 List each Assignee, as appropriate.
7 Amount to be adjusted by the counterparties to take into account any payments or prepayments made between the Trade Date and the Effective Date.
8 Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.
9 To be completed if the Assignor(s) and the Assignee(s) intend that the minimum assignment amount is to be determined as of the Trade Date.

Exhibit B-2
Form of Assignment and Assumption

Effective Date: ___________________, 20___ [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]
The terms set forth in this Assignment and Assumption are hereby agreed to:
ASSIGNOR
[NAME OF ASSIGNOR]

By:
    Title:
ASSIGNEE
[NAME OF ASSIGNEE]

By:
    Title:
[Consented to and]10 Accepted:

WELLS FARGO BANK, NATIONAL ASSOCIATION,
as Administrative Agent

By:
    Title
[Consented to:]11
WESTERN GAS PARTNERS, LP

By:	Western Gas Holdings, LLC, its general partner

By:
    Title
[Consented to:]12

[ISSUING BANK]
By:
    Title
_______________________________
10 To be added only if the consent of Administrative Agent is required by the terms of the Credit Agreement.
11 To be added only if the consent of Borrower is required by the terms of the Credit Agreement.
12 To be added only if the consent of the Issuing Banks is required by the terms of the Credit Agreement.

Exhibit B-3
Form of Assignment and Assumption

ANNEX 1 to Assignment and Assumption
[WESTERN GAS PARTNERS, LP]
STANDARD TERMS AND CONDITIONS
FOR ASSIGNMENT AND ASSUMPTION
1.Representations and Warranties.
1.1.    Assignor[s]. [The][Each] Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of [the][the relevant] Assigned Interest, (ii) [the][such] Assigned Interest is free and clear of any lien, encumbrance or other adverse claim, (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and (iv) it is [not] a Defaulting Lender; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document, or (iv) the performance or observance by Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.
1.2.    Assignee[s]. [The][Each] Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all the requirements of an assignee under Section 10.04 of the Credit Agreement (including, without limitation, the receipt of such consents, if any, as may be required under the Credit Agreement), (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of [the][the relevant] Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by the Assigned Interest and either it, or the Person exercising discretion in making its decision to acquire the Assigned Interest, is experienced in acquiring assets of such type, (v) it has received a copy of the Credit Agreement, and has received or has been accorded the opportunity to receive copies of the most recent financial statements delivered pursuant to Section 4.01 thereof, as applicable, and such other documents and information as it deems appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the][such] Assigned Interest, (vi) it has, independently and without reliance upon Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the][such] Assigned Interest, and (vii) attached to the Assignment and Assumption is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by [the][such] Assignee; and (b) agrees that (i) it will, independently and without reliance on Administrative Agent, [the][any] Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action

Exhibit B-4
Form of Assignment and Assumption

under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations that by the terms of the Loan Documents are required to be performed by it as a Lender.
2.Payments. From and after the Effective Date, Administrative Agent shall make all payments in respect of [the][each] Assigned Interest (including payments of principal, interest, fees and other amounts) to [the][the relevant] Assignor for amounts which have accrued to but excluding the Effective Date and to [the][the relevant] Assignee for amounts which have accrued from and after the Effective Date.13 Notwithstanding the foregoing, Administrative Agent shall make all payments of interest, fees or other amounts paid or payable in kind from and after the Effective Date to [the][the relevant] Assignee.
3.General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the laws of the State of New York.

_______________________________
13 Administrative Agent should consider whether this method conforms to its systems. In some circumstances, the following alternative language may be appropriate:
“From and after the Effective Date, Administrative Agent shall make all payments in respect of [the][each] Assigned Interest (including payments of principal, interest, fees and other amounts) to [the][the relevant] Assignee whether such amounts have accrued prior to, on or after the Effective Date. The Assignor[s] and the Assignee[s] shall make all appropriate adjustments in payments by Administrative Agent for periods prior to the Effective Date or with respect to the making of this assignment directly between themselves.”

Exhibit B-5
Form of Assignment and Assumption

EXHIBIT C
FORM OF NOTICE OF COMMITMENT INCREASE
[Date]
WELLS FARGO BANK, NATIONAL ASSOCIATION, as Administrative Agent
Houston Energy Group
1000 Louisiana Street, 9th Floor
MAC T0002-090
Houston, TX 77002
Attention: __________

Ladies and Gentlemen:

The undersigned, Western Gas Partners, LP, refers to the Third Amended and Restated Revolving Credit Agreement dated as of February 15, 2018 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”, with capitalized terms defined in the Credit Agreement and not otherwise defined herein being used herein as therein defined) among Western Gas Partners, LP, as the Borrower, Wells Fargo Bank, National Association, as Administrative Agent, and the Lenders and other Agents party thereto, and hereby give you notice, irrevocably, pursuant to Section 2.09(a) of the Credit Agreement that the undersigned hereby requests that the aggregate amount of the Commitments be increased and the CI Lenders agree to provide the aggregate amount of the requested Commitment Increase, and in that connection sets forth below the information relating to such proposed Commitment Increase as required by Section 2.09(a) of the Credit Agreement:
(a)    the effective date of such increase of the aggregate amount of the Commitments is [___], 20[__];
(b)    the amount of the requested increase of the aggregate Commitments is $[$10,000,000 minimum unless otherwise agreed to by the Administrative Agent in its sole discretion];
(c)    the CI Lenders, which have agreed with the Borrower to provide their respective Commitments, are: [INSERT NAMES OF THE CI LENDERS]; and
(d)    set forth on Annex I hereto is the amount of the respective Commitments of all Reducing Percentage Lenders and all CI Lenders on the effective date of such Commitment Increase.
Delivery of an executed counterpart of this Notice of Commitment Increase by telecopier shall be effective as delivery of an original executed counterpart of this Notice of Commitment Increase.

Exhibit C-1
Form of Notice of Commitment Increase

Very truly yours,

WESTERN GAS PARTNERS, LP

By:	Western Gas Holdings, LLC, its general partner

By:
Name:
Title:

Exhibit C-2
Form of Notice of Commitment Increase